AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1996



                                                       REGISTRATION NO. 333-4238

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                         FACTSET RESEARCH SYSTEMS INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                         7374                        13-3362547
(State or Other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
             of                   Classification Number)           Identification No.)
      Incorporation or
        Organization)

                              -------------------

                              ONE GREENWICH PLAZA
                          GREENWICH, CONNECTICUT 06830
                                 (203) 863-1500
  (Addresss, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------

                                HOWARD E. WILLE
                       CHAIRMAN & CHIEF EXECUTIVE OFFICER
                         FACTSET RESEARCH SYSTEMS INC.
                              ONE GREENWICH PLAZA
                          GREENWICH, CONNECTICUT 06830
                                 (203) 863-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                   COPIES TO:

        WILLIAM P. ROGERS, JR., ESQ.                     SARAH JONES BESHAR, ESQ.
           CRAVATH, SWAINE & MOORE                         DAVIS POLK & WARDWELL
               WORLDWIDE PLAZA                             450 LEXINGTON AVENUE
              825 EIGHTH AVENUE                          NEW YORK, NEW YORK 10017
          NEW YORK, NEW YORK 10019                            (212) 450-4131
               (212) 474-1270

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FACTSET RESEARCH SYSTEMS INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

           FORM S-1 ITEM NUMBER AND CAPTION                 LOCATION IN PROSPECTUS
           ---------------------------------                ----------------------

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....  Facing Page; Cross-Reference Sheet;
                                                  Outside Front Cover Page

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front and Outside Back Cover Pages;
                                                    Available Information

  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Prospectus Summary; Risk Factors

  4.  Use of Proceeds...........................  Prospectus Summary; Use of Proceeds

  5.  Determination of Offering Price...........  Underwriting

  6.  Dilution..................................  Risk Factors; Dilution

  7.  Selling Security-Holders..................  Principal and Selling Stockholders

  8.  Plan of Distribution......................  Outside Front Cover Page; Underwriting

  9.  Description of Securities to be
      Registered................................  Prospectus Summary; Description of Capital
                                                    Stock

 10.  Interests of Named Experts and Counsel....  Legal Matters; Experts

 11.  Information with Respect to the
      Registrant................................  Inside Front and Outside Back Cover Pages;
                                                    Prospectus Summary; Risk Factors;
                                                    Dividend Policy; Capitalization;
                                                    Selected Historical Consolidated
                                                    Financial Data; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Transactions and
                                                    Relationships; Description of Capital
                                                    Stock; Shares Eligible for Future Sale;
                                                    Consolidated Financial Statements.

 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
      Liabilities...............................  Part II, Item 17

                   SUBJECT TO COMPLETION, DATED JUNE 5, 1996

PROSPECTUS
           , 1996
N08706BE.G01,1230,240,H


                                3,125,000 SHARES
                         FACTSET RESEARCH SYSTEMS INC.
                                  COMMON STOCK


    All of the shares of Common Stock (the "Common Stock") of FactSet Research Systems Inc. ("FactSet" or the "Company") offered hereby (the "Offering") are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the Offering. See "Use of Proceeds" and "Principal and Selling Stockholders."


    Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $15 and $17 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



    The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "FDS."


    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                          PRICE        UNDERWRITING       PROCEEDS TO
                                                         TO THE        DISCOUNTS AND      THE SELLING
                                                         PUBLIC       COMMISSIONS(1)    STOCKHOLDERS(2)
Per Share..........................................         $                $                 $
Total(3)...........................................         $                $                 $


(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.


(2) Before deducting expenses payable by the Selling Stockholders estimated at $580,000. The Company has agreed to pay additional expenses of the Offering estimated at $290,000.



(3) The Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 468,750 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Selling
    Stockholders will be $         , $         and $         , respectively.



    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery in New York, New
York on or about            , 1996.


DONALDSON, LUFKIN & JENRETTE                         ALEX. BROWN & SONS
       SECURITIES CORPORATION                            INCORPORATED

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            [FACTSET LOGO AND LOGOS
                         OF VARIOUS DATABASE SUPPLIERS]



















    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus
(x) reflects a four for one split with respect to the Common Stock effected June 4, 1996, (y) assumes an initial public offering price of $16.00 per share and
(z) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting." In addition, unless the context requires otherwise, (i) references to the Company or FactSet refer to FactSet Research Systems Inc., a Delaware Corporation, and its subsidiaries, and
(ii) references to a fiscal year refer to the fiscal year of the Company which ends on August 31 of each year.


                                  THE COMPANY

OVERVIEW


    FactSet is a leading provider of on-line integrated database services to the financial community. The Company, which markets its services in the United States, Europe and the Pacific Rim, combines multiple large-scale databases into a single, coherent mainframe computer information system accessible from clients' personal computer terminals. The Company's aggregated data library provides a broad variety of financial and economic information, including fundamental data on more than 20,000 companies worldwide. By allowing clients the ability to simultaneously access multiple databases as if they were part of a single database and search for and download specific data directly into their spreadsheets and other work products, FactSet provides investment managers, investment banks and other financial institutions with a comprehensive, "one-stop" source for financial information and analytics. The Company's advanced, proprietary software tools enable clients to manipulate and analyze the data provided by the Company and present it in a wide variety of formats, including custom reports designed by the clients. At May 31, 1996, over 400 clients with more than 4,500 authorized workstations subscribed to the Company's services, including many leading investment managers and investment banks.


    The Company was formed in 1978 and has been profitable in each of the last 15 years. For the five fiscal years ended August 31, 1995, the Company sustained compound annual growth rates of revenue, operating income and net income of 21.8%, 23.2% and 23.8%, respectively. For the first six months of fiscal 1996, the Company's revenue, operating income and net income increased 17.6%, 21.0% and 23.6%, respectively, from the comparable period in fiscal 1995.


    FactSet currently acquires data from 30 information providers supplying over 50 databases, including COMPUSTATTM (fundamental data on North American corporations), Interactive Data Corporation (U.S. and Canadian securities prices), Exshare securities prices (international securities prices), FIRST CALLTM (U.S. and international earnings estimates), Worldscope (fundamental data on corporations in 37 countries), I/B/E/STM (U.S. and international earnings estimates) and Value Line (fundamental corporate data and earnings estimates). The Company maintains its databases on continually upgraded and fully redundant Digital Equipment Corporation AlphaTM mainframe computers, a platform that allows for monthly, daily, hourly and real-time refreshment of data. FactSet seeks to maintain, when possible, at least two sources for each item of data.



    Unlike services that charge fees based on actual system usage time, the Company charges fixed monthly amounts which vary among clients based on the number of sites and workstations from which the FactSet system is available and the number of accessible databases and specialized services to which a client subscribes. The Company believes that this pricing policy encourages clients to use the FactSet system regularly and thus to integrate the system into their decision-making processes. FactSet does not enter into formal contracts with clients, a practice which the Company believes enhances its marketing efforts by allowing clients to use the FactSet system without the requirement of a long-term commitment. The Company enjoys excellent client retention--FactSet's overall client retention rate (on a revenue basis) has been over 95% in each of the past six years. See
Note 7 to the Summary Consolidated Financial and Operating Data.


FACTSET'S COMPETITIVE ADVANTAGES


    Management believes that FactSet has several attributes that have been significant to its growth and profitability and provide it with competitive advantages over other financial data providers. These include (i) its ability to integrate financial data from over 50 third-party databases into an aggregated data library that allows users to access all data as if from one database; (ii) its internally developed, proprietary software that allows extensive manipulation of data, including downloading directly to custom spreadsheets developed by clients for use on the FactSet system; (iii) its sophisticated system architecture that allows users to access the computing power of its mainframe computer platform through its easy-to-use Windows(R)*-based programs;
(iv) its advanced communications infrastructure, including its wide area network ("WAN"), through which approximately 25% of its clients and 50% of its authorized workstations are now connected to the FactSet system; (v) the proprietary structure of its integrated databases, which facilitates speed and efficiency in data retrieval; (vi) its superior client services, including its ability to work closely with clients to develop customized data solutions; and
(vii) its ability to recruit, train and retain highly talented engineering and marketing personnel, as evidenced by the Company's greater than 85% average employee retention rate over the past five years.


GROWTH STRATEGY

    The Company intends to continue to expand its operations while maintaining attractive levels of profitability. The Company plans to introduce new service enhancements, applications and databases designed to increase penetration of existing clients and attract new clients. The Company has recently expanded its marketing efforts to focus on specific industry segments, including investment banking and portfolio management, and on geographic expansion to Europe and the Pacific Rim, each of which the Company believes present significant opportunities for growth. The Company will also explore strategic acquisitions and alliances as such opportunities arise. The principal components of the Company's growth strategy are:


    . INTRODUCING NEW SERVICE ENHANCEMENTS AND APPLICATIONS. The Company continually seeks to develop and integrate new service enhancements and applications that make its system more useful to current clients and more attractive to new clients. In 1993, the Company deployed a wide area data transmission network that greatly improves the speed and quality of throughput to client sites and significantly enhances the ability of clients to quickly and efficiently add authorized workstations to their service subscriptions. FactSet's graphical user interface for Windows makes the FactSet system available in a user-friendly point-and-click screen environment familiar to most of today's personal computer users. FactSet has recently introduced its Alpha Testing application, which allows clients to analyze the relationship between a single or multiple variables and subsequent investment returns over time, and Cornerstone, a set of applications that allows quantitative analysts to quickly and efficiently access large amounts of data directly from the FactSet system. The Company is currently developing an interactive workstation application designed specifically for portfolio managers, which will allow integration

- ------------


* Windows(R) is a registered trademark of the Microsoft Corporation.

  of data from user accounting systems into the FactSet system for manipulation and presentation in FactSet reports.


    . ATTRACTING NEW CLIENTS AND EXPANDING CLIENT RELATIONSHIPS. The Company believes that substantial opportunities exist to both attract new clients and increase its revenue from existing clients. While the Company has achieved excellent penetration of the largest investment managers (84 of the top 100 investment managers in the United States are FactSet clients), only approximately 35% of the estimated 900 investment managers in the United States with more than $500 million under management are FactSet clients. In addition, while 20 of the largest investment banks in the United States are FactSet clients, only approximately 44% of the estimated 151 securities firms in the United States with more than $20 million in capital are FactSet clients. The Company also believes that it should be able to increase revenue from exisiting clients through the introduction of new applications, databases and technological innovations, many of which are in response to client demand. In addition, the Company recently formed an investment banking group to focus exclusively on sales and marketing to the investment banking sector. FactSet also recently established technical development groups focused on the development of applications and services for specific user categories such as portfolio managers and quantitative research analysts.



    . INCREASING INTERNATIONAL PENETRATION. The Company is committed to the international expansion of its customer base and established offices in London in 1993 and Tokyo in 1994 to enhance its marketing efforts and its ability to serve clients in Europe and the Pacific Rim. The Company is supporting these efforts through the development of applications and the addition of databases targeted at the international financial community. The Company has been successful in the acquisition of a number of large clients in these regions and, as a result, the annual indicated subscription revenue from clients outside the United States increased 121.9% from $1.4 million at March 31, 1995 to $3.0 million at March 31, 1996.



    . PROVIDING SUPERIOR CONSULTATIVE SERVICES. Providing superior client support services is an integral part of the Company's business philosophy and has contributed to a client retention rate of over 95% in each of the past six years. The goal of the Company's 36 full-time client support consultants is to maximize the utility of the FactSet system to clients and thereby promote lasting and mutually-profitable client relationships. Client support consultants work with clients, often at client sites, to develop custom applications tailored to clients' information needs. The Company also conducts approximately 50 training seminars across the nation annually and maintains a client support hotline and a round-the-clock emergency beeper service. Consulting and training services are provided to clients free of charge.



    . INTEGRATING NEW DATABASES. The Company regularly adds new databases to its system. The integration of new databases, in addition to making the Company's system more useful to existing clients, enables the Company to tailor its services to the specific needs of additional user categories and markets. Recent additions to the Company's library of databases include EDGAR(R)* on FactSet, which provides access to continuously updated text and data contained in EDGAR SEC filings, the Toyo Kezai database, a source of fundamental corporate information on Japanese companies, Morgan Stanley Capital International, which provides performance data for non-United States stock markets and industry groups, and Russell U.S. Equity Profiles, which provides benchmark data on company investment styles and structure characteristics. The Company also is in the process of providing United States security prices that are updated within 20 minutes of their change (rather than once per day, as is the current practice).



- ------------


* EDGAR(R) is a registered trademark of the Securities and Exchange Commission.

                                  THE OFFERING


Common Stock offered (1).....................  3,125,000 shares
Common Stock to be outstanding after the
Offering (1)(2)..............................  9,526,300 shares
Proceeds of Offering.........................  The Company will not receive any of the proceeds of the Offering. Promptly following
                                               the completion of the Offering, one of the
                                               Selling Stockholders will apply a portion of
                                               the proceeds to repay in full certain loans
                                               outstanding from the Company totalling
                                               $3,846,703. The Company has agreed to pay
                                               certain expenses of the Offering in an amount
                                               estimated at $290,000.
Listing......................................  The Common Stock has been approved for listing on the New York Stock Exchange (the
                                               "NYSE") under the symbol "FDS."
Risk Factors.................................  Prospective investors should consider carefully the matters set forth under the
                                               caption "Risk Factors," as well as the other
                                               information set forth in this Prospectus.


- -------------------

(1) Assumes the Underwriters do not exercise their option to purchase up to an additional 468,750 shares of Common Stock to cover over-allotments.



(2) Excludes 1,451,000 shares of Common Stock issuable upon exercise of outstanding stock options granted to certain employees of the Company having an average exercise price of $2.66. In addition, the Company has reserved 950,000 shares of Common Stock for issuance in connection with options issuable under the Company's 1996 Stock Option Plan. See
    "Management--Company Stock Option Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

                                         YEARS ENDED AUGUST 31,                         SIX MONTHS ENDED
                          ----------------------------------------------------    ----------------------------
                                                                                  FEBRUARY 28,    FEBRUARY 29,
                           1991       1992       1993       1994        1995          1995            1996
                          -------    -------    -------    -------     -------    ------------    ------------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER CLIENT DATA)
STATEMENT OF INCOME
 DATA:
 Subscription
revenue................   $16,441    $19,279    $23,945    $29,019     $36,188      $ 17,597        $ 20,698
 Expenses..............    12,922     15,341     18,993     25,576      28,088        13,584          15,841
                          -------    -------    -------    -------     -------    ------------    ------------
 Operating income......     3,519      3,938      4,952      3,443(1)    8,100         4,013           4,857
 Other income..........       230        313        208        251         570           241             430
                          -------    -------    -------    -------     -------    ------------    ------------
 Income before income
taxes..................     3,749      4,251      5,160      3,694       8,670         4,254           5,287
 Income taxes..........     1,648      1,916      2,281      1,747       3,731         1,810           2,265
                          -------    -------    -------    -------     -------    ------------    ------------
 Net income............   $ 2,101    $ 2,335    $ 2,879    $ 1,947(1)  $ 4,939      $  2,444        $  3,022
                          -------    -------    -------    -------     -------    ------------    ------------
                          -------    -------    -------    -------     -------    ------------    ------------
 Earnings per
share(2)...............                                                $  0.48                      $   0.28
 Weighted average
   number of shares
   outstanding (in
thousands)(2)..........                                                 10,254                        10,755

STATEMENT OF FINANCIAL
 CONDITION DATA:
 Cash, cash equivalents
and investments........   $ 5,302    $ 7,521    $ 6,173    $ 7,539     $12,725      $  8,146        $ 11,621(3)
 Total assets..........    11,397     13,708     20,435     22,345      28,663        21,565          30,731
 Total liabilities.....     2,734      2,778      6,627      6,312       7,291         3,034           5,764
 Stockholders'
equity.................     8,663     10,930     13,808     16,033      21,373        18,531          24,967(3)

OPERATING DATA:
 EBITDA(4).............   $ 4,931    $ 5,521    $ 6,783    $ 5,640(1)  $10,520      $  5,260        $  6,264
 EBITDA as a percentage
of revenue.............      30.0%      28.6%      28.3%     19.4%(1)     29.1%         29.9%           30.3%
 Number of
clients(5).............       260        288        316        364         387           369             412
 Average revenue per
client(6)..............   $65,764    $70,361    $79,288    $85,350     $96,373      $ 48,343        $ 53,483
 Annual client
   retention rate(7)...      95.9%      96.7%      95.4%      95.5%       96.1%          n/a             n/a
 Number of employees...        48         56         71         85         114            94             119


- ------------

(1) Reflects the effect of special bonuses paid to certain executive officers of the Company in 1994 in the aggregate amount of $2.5 million. Excluding the special bonuses, operating income, net income, EBITDA and EBITDA as a percentage of revenue for fiscal 1994 would have been approximately $5,943,000, $3,264,000, $8,140,000, and 28.0%, respectively.

(2) See Note 2 to the Consolidated Financial Statements of the Company.


(3) On an adjusted basis, after deducting offering expenses payable by the Company estimated at $290,000 and the repayment of certain loans by one of the Selling Stockholders totalling $3,846,703, cash, cash equivalents and investments and stockholders' equity at February 29, 1996 would have been $15,177,845 and $24,676,505, respectively. See "Use of Proceeds." Concurrently with the Offering, the Company will authorize 10,000,000 shares of preferred stock, issuable in series.


(4) EBITDA represents operating income plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating or net income as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity.

(5) At December 31 of the given year.

(6) For each fiscal year, average revenue per client represents (i) revenue for the fiscal year divided by (ii) the average of (x) the number of clients at January 1 of such year and (y) the number of clients at December 31 of such year. For the six month periods ended February 28, 1995 and February 29, 1996, average revenue per client represents (i) revenue for the period divided by (ii) the number of clients at December 31, 1994 and 1995, respectively.

(7) Based on calendar years ending December 31. The annual client retention rate is determined by (i) subtracting from the aggregate indicated annual subscription revenue as of January 1 of a given year that portion of such revenue attributable to entities that are no longer clients as of December 31 of that year and (ii) dividing the result by the aggregate indicated annual subscription revenue as of January 1 of such year. Indicated annual subscription revenue for a particular client at a specified date means the total amount of subscription revenue that would be payable to the Company by such client over a twelve month period based on the FactSet services, databases and authorized workstations provided to such client at such date.

                                  RISK FACTORS


EFFECTS OF RAPID TECHNOLOGICAL CHANGES



    The Company's industry is characterized by rapidly changing technology and evolving industry standards. The Company's future success will depend upon its ability to continue to enhance its system and related products and to introduce new services and databases that adequately anticipate and address technological and market developments and the needs of its clients. While the Company has been successful in this regard in the past, there can be no assurance that the Company will be successful in such efforts in the future. Any failure by the Company to anticipate or respond adequately to technological developments and changing client requirements could have an adverse effect on the Company's business, operating results or financial condition. See "--Risks Inherent in Growth Strategy and International Expansion" and "Business--Engineering and Product Development."



RISKS INHERENT IN GROWTH STRATEGY AND INTERNATIONAL EXPANSION



    The Company has experienced significant growth during its operating history. There can be no assurance that the Company will be able to maintain the levels of growth and profitability that it has experienced in the past. Among other things, there can be no assurance that the Company will be as successful in its marketing efforts aimed at the investment banking and other industry sectors as it has been with investment managers, or that such efforts will result in revenue growth or profit margins comparable to those that the Company has experienced in the past.



    There can also be no assurance that the Company will be as successful in marketing its services to clients in Europe and the Pacific Rim as it has been in the United States or that the Company will be able to provide applications and databases that meet the particular needs of financial services companies in those regions. Furthermore, expansion into international markets may involve additional risks to the Company, including exposure to fluctuations in exchange rates and inflation, currency control regulations, local protection of proprietary technology and political and economic risks associated with international business transactions.



    In addition, there can be no assurances that, if the Company continues to grow internally or by way of strategic acquisitions, management will be effective in attracting and retaining additional qualified personnel, expanding the Company's physical facilities, integrating acquired businesses and otherwise managing growth. Any failure to effectively manage growth could have an adverse effect on the Company's business, operating results or financial condition. See "--Effects of Rapid Technological Change," "--Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


DEPENDENCE ON KEY PERSONNEL


    The success of the Company's operations depend to a significant extent upon the continued service of its executive officers and other key management, sales and technical personnel, and on its ability to continue to attract, retain and motivate qualified personnel. The competition for such employees is intense. The Company has long-term employment contracts which include noncompete provisions with Howard E. Wille, the Company's Chairman and Chief Executive Officer, and Charles J. Snyder, its President and Chief Technology Officer. The loss of the services of one or more of the Company's key personnel or the Company's inability to recruit replacements for such personnel or to otherwise attract, retain or motivate qualified personnel could have an adverse effect on the Company's business, operating results or financial condition. The Company maintains key-man life insurance on Mr. Wille and Mr. Snyder, and has noncompete agreements with 19 other key employees. See "Business-- Employees" and "Management--Executive Officers, Directors and Other Key Personnel" and "--Employment Agreements."

DEPENDENCE ON FINANCIAL DATABASE SUPPLIERS


    The Company makes available to its clients financial information from multiple databases provided to the Company pursuant to agreements between the Company and 30 current database providers. Almost all of the Company's clients subscribe to service packages that include fundamental corporate information supplied by COMPUSTAT, Value Line and/or Worldscope, securities prices from Interactive Data Corporation and/or Exshare, earnings estimates from FIRST CALL, I/B/E/S and/or Value Line, business news information supplied by Standard & Poors, PR Newswire and/or Business Wire and economic statistics supplied by the Conference Board, OECD and/or IMF. The Company's agreements with financial database providers are generally for a term of one year and cancelable on one year's notice (although the Company does not have formal agreements with all of its database suppliers). Many of these financial database providers compete with one another and, to some extent, with the Company. While it is the Company's policy to maintain, when possible, contractual relationships with at least two database providers for each type of financial data, termination of one or more of the Company's significant database provider agreements could decrease the financial information which the Company can offer its clients and may have an adverse effect on the Company's business, operating results or financial condition. See "Business--The FactSet System--Databases."


DEPENDENCE ON AND ABILITY TO PROTECT PROPRIETARY TECHNOLOGY

    The Company's services are highly dependent upon proprietary technology. The Company relies on trade secrecy laws and non-compete agreements to protect its proprietary rights in its technology. There can be no assurance that such measures are or will be adequate to protect the Company's proprietary technology. In addition, there can be no assurance that the Company's competitors or potential competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.


LACK OF LONG TERM CLIENT CONTRACTS; FLUCTUATIONS IN REVENUE; CREDIT
CONCENTRATION



    The Company does not regularly enter into written service contracts with clients, and clients may cancel the Company's services at any time. While the Company believes that this practice enhances its marketing efforts by allowing clients to subscribe to the FactSet system without the requirement of a long term commitment, the cancellation of the services of the Company by a significant number of clients at any one time may have an adverse effect on the Company's business, operating results or financial condition.


    Although the Company has consistently recorded year-to-year increases in revenue and net income, the acquisition of new clients during the course of any year has not historically followed a recurring pattern. As a result, the Company expects that on a quarter-to-quarter basis, there may be fluctuations in the rate of revenue growth which may not be indicative of changes in the Company's business or operations.


    In addition, because the Company receives a significant portion of its revenue (54.3% for the six months ended February 29, 1996) in the form of commissions paid through two brokers, Bear, Stearns & Co. and Broadcort Capital Corp. (an affiliate of Merrill Lynch & Co.), it has a significant concentration of credit exposure to those brokers. See Note 13 to the Company's Consolidated Financial Statements.


COMPETITION

    The financial information services industry is competitive and characterized by rapid technological change and the entry into the field of large and well-capitalized companies as well as smaller competitors. In a broad sense, the Company competes or may compete directly and indirectly in the United States and internationally with large, well-established news and information providers such as

Dialog, Disclosure, Dow Jones, Lexis/Nexis, Pearson, Reuters and Thomson, market data suppliers such as ADP, Bloomberg and Telerate as well as many of the database providers from whom the Company obtains data for inclusion in the FactSet system. The Company's most direct competitors include on-line and CD-ROM database suppliers and integrators such as OneSource Inc., COMPUSTAT PC PlusTM, Baseline, DAIS Group, IDD Information Services and Track Data Corp. primarily in the United States, and Datastream and Randall-Helms, primarily in international markets. Many of these competitors offer databases and applications that, in one form or another, are similar to the databases and applications offered by the Company, in some cases at lower prices. The Company may also encounter new entrants, including well capitalized information services companies and other companies, as the markets for the Company's services develop. There can be no assurances that the Company will be able to compete successfully against its present or future competitors or that competitive pressures will not have an adverse effect on the Company's business, operating results or financial condition. See "--Effects of Rapid Technological Changes," "Business--Industry Overview" and "Business--Competition."


CONTROL BY SELLING STOCKHOLDERS


    The Selling Stockholders currently own approximately 79.1% of the outstanding Common Stock of the Company. After the Offering, the Selling Stockholders will own approximately 46.3% of the outstanding Common Stock (or 41.4% if the Underwriters' over-allotment option is exercised in full). As a result, the Selling Stockholders will continue to have significant influence over the policies and affairs of the Company and the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to the Company's Restated Certificate of Incorporation and the approval of mergers and sales of the Company's assets. See "Certain Transactions and Relationships" and "Description of Capital Stock."


BENEFITS OF OFFERING TO SELLING STOCKHOLDERS


    The Selling Stockholders will receive all of the proceeds of the Offering. The Offering will establish a public market for the Common Stock and provide increased liquidity to the Selling Stockholders for the shares of Common Stock they will own after the Offering. In connection with the Offering, the Selling Stockholders will also receive certain rights to require the Company to register shares of Common Stock held by the Selling Stockholders to permit the public sale of such shares. See "Shares Eligible for Future Sale." Upon completion of the Offering, the Selling Stockholders will own approximately 46.3% (41.4% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock. See "Certain Transactions and Relationships."


CERTAIN ANTI-TAKEOVER PROVISIONS


    Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer or takeover attempt that is opposed by the Company's Board of Directors. These provisions include (1) certain supermajority voting requirements with respect to certain specified business combinations; (2) a provision requiring that the Company's Board be divided into three classes, each serving a staggered term with only one class elected each year; (3) a provision that allows for shareholder action by written consent only on the affirmative vote of the holders of 80% of the outstanding shares of the Company; (4) certain restrictions on the persons eligible to call a special meeting of shareholders; (5) certain limitations on the size of the Company's Board of Directors; (6) the ability of the Board to authorize the issuance of preferred stock in series; and (7) certain supermajority voting requirements with respect to amending, altering or repealing any of the foregoing provisions. See "Description of Capital Stock--Restated Certificate of Incorporation and By-Laws--Certain Anti-Takeover Provisions." In addition, the employment agreements between the Company and its executive officers provide for specified severance payments in the event an executive officer is terminated following a change in control of the Company. See "Management--Employment Agreements."


NO PRIOR PUBLIC MARKET FOR COMMON STOCK


    There has been no public market for the Common Stock prior to the Offering. Consequently, the offering price for the Common Stock has been determined by negotiations between the Selling Stockholders and representatives of the Underwriters. See "Underwriting" for a description of the factors considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for listing on the NYSE under the symbol "FDS." There can be no assurance that an active public market will develop or that, if developed, that it will be sustained. The market price of the Common Stock could also be subject to significant fluctuation in response to variations in the Company's results of operations and other factors.


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


    Upon completion of the Offering, the Company will have 9,526,300 outstanding shares of Common Stock, including 4,409,100 shares of Common Stock beneficially owned by the Selling Stockholders (3,940,350 shares if the Underwriters' over-allotment option is exercised in full), 363,729 shares held beneficially by certain other employees of the Company and 787,824 shares held in connection with the Company's Employee Stock Ownership Plan ("ESOP"). The 3,125,000 shares of Common Stock offered hereby (3,593,750 shares if the Underwriters' over-allotment option is exercised in full) will be eligible for sale in the public market after the completion of the Offering. The shares of Common Stock held by the Selling Stockholders, certain employees of the Company and the ESOP are subject to certain restrictions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In the Underwriting Agreement, the Company, the ESOP and certain executive officers and key personnel of the Company have agreed (subject to certain exceptions) not to sell any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Donaldson, Lufkin & Jenrette Securities Corporation. See "Underwriting." Immediately after the expiration (or waiver) of the restrictions contained in the Underwriting Agreement, the shares held by the Selling Stockholders, certain employees of the Company and the ESOP (subject to the provisions thereunder) will be available for sale pursuant to Rule 144 under the Securities Act. In addition, the Selling Stockholders have the right to require the Company to register their shares of Common Stock for sale under the Securities Act to permit the public sale of such shares. See "Certain Transactions and Relationships--Registration Rights Agreement." Significant sales of shares of Common Stock under a registration statement, pursuant to Rule 144 or otherwise in the future, or the prospect of such sales, may depress the price of the Common Stock on any market that may develop, may render difficult the sale of the Common Stock purchased by investors hereunder and may adversely affect the Company's ability to raise capital through the issuance and sale of Common Stock. See "Shares Eligible for Future Sale."



IMMEDIATE AND SUBSTANTIAL DILUTION



    Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of the Common Stock. At an assumed initial public offering price of $16.00 per share, purchasers of shares in the Offering will experience dilution in net tangible book value of $13.41 per share. See "Dilution."



DIVIDEND POLICY



    The Company currently intends to retain its earnings for future growth, including growth through potential strategic acquisitions or alliances, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

                                  THE COMPANY


    FactSet is a leading provider of on-line integrated database services to the financial community. The Company, which markets its services in the United States, Europe and the Pacific Rim, combines multiple large-scale databases into a single, coherent mainframe computer information system accessible from clients' personal computer terminals. The Company's aggregated data library provides a broad variety of financial and economic information, including fundamental data on more than 20,000 companies worldwide. By allowing clients the ability to simultaneously access multiple databases as if they were part of a single database and search for and download specific data directly into their spreadsheets and other work products, FactSet provides investment managers, investment banks and other financial institutions with a comprehensive, "one-stop" source for financial information and analytics. The Company's advanced, proprietary software tools enable clients to manipulate and analyze the data provided by the Company and present it in a wide variety of formats, including custom reports designed by the clients. At May 31, 1996, over 400 clients with more than 4,500 authorized workstations subscribed to the Company's services, including many of the leading investment managers and investment banks.


    The Company was formed in 1978 and has been profitable in each of the last 15 years. For the five fiscal years ended August 31, 1995, the Company sustained compound annual growth rates of revenue, operating income and net income of 21.8%, 23.2% and 23.8%, respectively. For the first six months of fiscal 1996, the Company's revenue, operating income and net income increased 17.6%, 21.0% and 23.6%, respectively, from the comparable period in fiscal 1995.


    FactSet currently acquires data from 30 information providers supplying over 50 databases, including COMPUSTAT (fundamental data on North American corporations), Interactive Data Corporation (U.S. and Canadian securities prices), Exshare securities prices (international securities prices), FIRST CALL (U.S. and international earnings estimates), Worldscope (fundamental data on corporations in 37 countries), I/B/E/S (U.S. and international earnings estimates) and Value Line (fundamental corporate data and earnings estimates). The Company maintains its databases on continually upgraded and fully redundant Digital Equipment Corporation Alpha mainframe computers, a platform that allows for monthly, daily, hourly and real-time refreshment of data. FactSet seeks to maintain, when possible, at least two sources for each item of data.



    Unlike services that charge fees based on actual system usage time, the Company charges fixed monthly amounts which vary among clients based on the number of sites and workstations from which the FactSet system is available and the number of accessible databases and specialized services to which a client subscribes. The Company believes that this pricing policy encourages clients to use the FactSet system regularly and thus to integrate the system into their decision-making processes. FactSet does not enter into formal contracts with clients, a practice which the Company believes enhances its marketing efforts by allowing clients to use the FactSet system without the requirement of a long term commitment. The Company enjoys excellent client retention--FactSet's overall client retention rate (on a revenue basis) has been over 95% in each of the past six years.


    The Company's principal executive offices are located at One Greenwich Plaza, Greenwich, Connecticut 06830. The telephone number is (203) 863-1500.

                                DIVIDEND POLICY

    The Company currently intends to retain its earnings for future growth, including growth through potential strategic acquisitions or alliances, and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, business conditions, corporate law requirements and other factors.

                                    DILUTION


    As of February 29, 1996, the Company's net tangible book value was $24,966,505 or $2.62 per share. After giving effect to estimated expenses of $290,000 payable by the Company in connection with the Offering, the net tangible book value of the Company at February 29, 1996, would have been $24,676,505 or $2.59 per share of Common Stock. This represents an immediate decrease in net tangible book value of $0.03 per share to existing stockholders. Assuming an initial public offering price of $16.00 per share of Common Stock, there would be an immediate dilution of $13.41 per share to purchasers of the shares of Common Stock in the Offering ("New Investors"). Dilution is determined by subtracting adjusted net tangible book value per share after the Offering from the amount of cash paid by a New Investor for one common share. The following table illustrates the per share dilution:



Initial public offering price per share...................              $16.00
                                                                        ------
Net tangible book value per share before the
Offering(1)...............................................   $  2.62
                                                             -------
Decrease in net tangible book value per share attributable
  to the Offering.........................................   ($ 0.03)
                                                             -------
Net tangible book value per share after the Offering......              $ 2.59
                                                                        ------
Dilution per share to New Investors.......................              $13.41
                                                                        ------
                                                                        ------


- ------------

(1) Net tangible book value per share as of a specific date represents net tangible assets (total tangible assets less total liabilities) divided by the number of shares of Common Stock assumed to be then outstanding, without giving effect to unexercised options.


    As of February 29, 1996, an aggregate of 1,451,000 shares of Common Stock were issuable upon the exercise of outstanding options at a weighted average exercise price of $2.66 per share. If all options outstanding at February 29, 1996 were exercised, the net tangible book value per share immediately after completion of the Offering would be $2.60. This would represent an immediate dilution of $13.40 per share to New Investors. See "Management--Company Stock Option Plan."

                                 CAPITALIZATION

    The following table sets forth at February 29, 1996, the historical consolidated capitalization of the Company. The information set forth in the table below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                          AS OF FEBRUARY 29, 1996
                                                                          -----------------------
                                                                              (IN THOUSANDS)
Cash, cash equivalents and investments(1)..............................           $11,621
                                                                                 --------
                                                                                 --------
Debt...................................................................         --$
Stockholders' equity(1):
  Preferred stock, par value $.01 per share, 10,000,000 shares authorized,
    none issued........................................................         --
  Common Stock, par value $.01 per share, 40,000,000 shares authorized,
    9,526,300 shares outstanding(2)....................................                96
  Capital in excess of par value.......................................             1,730
  Retained earnings and other(3).......................................            23,305
  Treasury stock (51,788 shares at cost)...............................              (164)
                                                                                 --------
Total capitalization...................................................           $24,967
                                                                                 --------
                                                                                 --------


- ------------


(1) On an as adjusted basis, after deducting offering expenses payable by the Company estimated at $290,000 and the repayment of certain loans by one of the Selling Stockholders totalling $3,846,703, cash, cash equivalents and investments and stockholders' equity at February 29, 1996 would have been $15,177,845 and $24,676,505, respectively.



(2) Excludes 1,451,000 shares of Common Stock issuable upon exercise of outstanding stock options granted to certain employees of the Company. In addition, the Company has reserved 950,000 shares of Common Stock for issuance in connection with options issuable under the Company's 1996 Company Stock Option Plan. See "Management-- Company Stock Option Plan."


(3) Includes net unrealized gain on investments of $0.1 million.

                                USE OF PROCEEDS


    The Selling Stockholders will receive all of the proceeds of the Offering. Promptly following the completion of the Offering, one of the Selling Stockholders will apply a portion of the proceeds to repay in full certain loans outstanding from the Company totalling $3,846,703. The Company has agreed to pay a portion of the expenses associated with the Offering. See "Certain Transactions and Relationships."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated statement of income and statement of financial condition information and operating data for each of the eight years in the period ended August 31, 1995 and the six month periods ended February 28, 1995 and February 29, 1996. The statement of income and statement of financial condition data have been derived from consolidated financial statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, which, in the case of the three years ended August 31, 1995 and the six month periods ended February 28, 1995 and February 29, 1996, have been included elsewhere in this Prospectus. The following data should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                  YEARS ENDED AUGUST 31,                                 SIX MONTHS ENDED
                         -------------------------------------------------------------------------  --------------------------
                                                                                                    FEBRUARY 28,  FEBRUARY 29,
                          1988     1989     1990     1991     1992     1993     1994        1995        1995          1996
                         -------  -------  -------  -------  -------  -------  -------     -------  ------------  ------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER CLIENT DATA)
STATEMENT OF INCOME
 DATA:
 Subscription revenue:
   Commissions.......... $ 7,136  $ 9,819  $11,178  $12,549  $14,035  $15,992  $17,745     $21,559    $ 10,699      $ 11,241
   Fees.................   1,428    1,929    2,869    3,892    5,244    7,953   11,274      14,629       6,898         9,457
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
    Total revenue.......   8,564   11,748   14,047   16,441   19,279   23,945   29,019      36,188      17,597        20,698
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
 Expenses:
   Employee compensation
    and benefits........   2,633    3,960    4,067    3,980    5,486    6,667   11,115(1)   11,027       5,377         6,461
   Clearing fees........   1,719    2,398    2,579    2,875    3,069    3,158    3,422       4,270       2,098         2,112
   Data costs...........     673      942    1,065    1,103    1,456    2,326    2,443       3,071       1,510         1,605
   Communication
costs...................      78       87      112      190      941    1,321    2,030       2,431       1,227         1,429
   Computer equipment...     529      551      887    1,856    1,398    1,582    2,297       2,195       1,085         1,290
   Occupancy............     510      544    1,188    1,480    1,288    1,616    1,898       2,052         977         1,120
   Promotional costs....     420      405      430      651      991    1,384    1,384       1,870         824         1,000
   Other expenses.......     346      510      771      787      712      939      987       1,172         486           824
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
    Total expenses......   6,908    9,397   11,099   12,922   15,341   18,993   25,576      28,088      13,584        15,841
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
   Operating income.....   1,656    2,351    2,948    3,519    3,938    4,952    3,443(1)    8,100       4,013         4,857
   Other income.........     134      218      295      230      313      208      251         570         241           430
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
 Income before income
taxes...................   1,790    2,569    3,243    3,749    4,251    5,160    3,694       8,670       4,254         5,287
 Income taxes...........     840    1,253    1,588    1,648    1,916    2,281    1,747       3,731       1,810         2,265
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
 Net income............. $   950  $ 1,316  $ 1,655  $ 2,101  $ 2,335  $ 2,879  $ 1,947(1)  $ 4,939    $  2,444      $  3,022
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
                         -------  -------  -------  -------  -------  -------  -------     -------      ------    ------------
 Earnings per
share(2)................                                                                   $  0.48                  $   0.28
 Weighted average number
   of shares outstanding
   (in thousands)(2)....                                                                    10,254                    10,755
STATEMENT OF FINANCIAL
 CONDITION DATA:
 Cash, cash equivalents
   and investments...... $ 2,068  $ 3,684  $ 3,173  $ 5,302  $ 7,521  $ 6,173  $ 7,539     $12,725    $  8,146      $ 11,621(3)
 Total assets...........   4,439    5,881    9,077   11,397   13,708   20,435   22,345      28,663      21,565        30,731
 Total liabilities......   1,462    1,275    2,505    2,734    2,778    6,627    6,312       7,291       3,034         5,764
 Stockholders'
equity(4)...............   2,977    4,606    6,572    8,663   10,930   13,808   16,033      21,373      18,531        24,967(3)
OPERATING DATA:
 EBITDA(5).............. $ 2,171  $ 2,862  $ 3,848  $ 4,931  $ 5,521  $ 6,783  $ 5,640(1)  $10,520    $  5,260      $  6,264
 EBITDA as a percentage
   of revenue...........    25.4%    24.4%    27.4%    30.0%    28.6%    28.3%   19.4%(1)     29.1%       29.9%         30.3%
 Number of clients(6)...     197      216      240      260      288      316      364         387         369           412
 Average revenue per
client(7)............... $48,798  $56,891  $61,610  $65,764  $70,361  $79,288  $85,350     $96,373    $ 48,343      $ 53,483
 Annual client retention
rate(8).................    92.9%    93.1%    95.2%    95.9%    96.7%    95.4%    95.5%       96.1%        n/a           n/a
 Number of employees....      22       25       35       48       56       71       85         114          94           119


                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ------------


(1) Reflects the effect of special bonuses paid to certain executive officers of the Company in 1994 in the aggregate amount of $2.5 million. Excluding the special bonuses, employee compensation and benefits, operating income, net income, EBITDA and EBITDA as a percentage of revenue for fiscal 1994 would have been approximately $8,615,311, $5,943,000, $3,264,000, $8,140,000, and
    28.0% respectively.


(2) See Note 2 to the Consolidated Financial Statements of the Company.


(3) On an as adjusted basis, after deducting offering expenses payable by the Company estimated at $290,000 and the repayment of certain loans by one of the Selling Stockholders totalling $3,846,703, cash, cash equivalents and investments and stockholders' equity at February 29, 1996 would have been $15,177,845 and $24,676,505, respectively. See "Use of Proceeds." Concurrently with the Offering, the Company will authorize 10,000,000 shares of preferred stock, issuable in series.



(4) No dividends were paid during the reported periods. See "Dividend Policy."



(5) EBITDA represents operating income plus depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating or net income as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity.



(6) At December 31 of the given year.



(7) For each fiscal year, average revenue per client represents (i) revenue for the fiscal year divided by (ii) the average of (x) the number of clients at January 1 of such year and (y) the number of clients at December 31 of such year. For the six months ended February 28, 1995 and February 29, 1996, average revenue per client represents (i) revenue for the period divided by
    (ii) the number of clients at December 31, 1994 and 1995, respectively.



(8) Based on calendar years ending December 31. The annual client retention rate is determined by (i) subtracting from the aggregate indicated annual subscription revenue as of January 1 of a given year that portion of such revenue attributable to entities that are no longer clients as of December 31 of that year and (ii) dividing the result by the aggregate indicated annual subscription revenue as of January 1 of such year. Indicated annual subscription revenue for a particular client at a specified date means the total amount of subscription revenue that would be payable to the Company by such client over a twelve month period based on the FactSet services, databases and authorized workstations provided to such client at such date.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a leading provider of on-line integrated database services to the financial community. The Company, which markets its services in the United States, Europe and the Pacific Rim, was formed in 1978 and has been profitable in each of the last 15 years. For the five fiscal years ended August 31, 1995, the Company sustained compound annual growth rates of revenue, operating income and net income of 21.8%, 23.2% and 23.8%, respectively. For the first six months of fiscal 1996, the Company's revenue, operating income and net income increased 17.6%, 21.0% and 23.6%, respectively, from the comparable period in fiscal 1995.


    The Company's revenue is derived from subscription charges. Solely at the option of each client, these charges may be paid either in the form of commissions on securities transactions (in which case subscription revenue is recorded as Commissions) or on a cash basis (in which case subscription revenue is recorded as Fees).



    To facilitate the receipt of subscription revenue on a commission basis, the Company's wholly owned subsidiary, FactSet Data Systems Inc. ("FDS"), is a member of the National Association of Securities Dealers, Inc. and is a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934. FDS's only function is to facilitate the receipt of payments in respect of subscription charges and it does not otherwise engage in the securities business.



    Subscription revenue paid in commissions is based on securities transactions introduced and cleared on a fully disclosed basis through two clearing brokers, Bear, Stearns & Co. and Broadcort Capital Corp. (an affiliate of Merrill Lynch & Co.). Clearance is performed by these two brokers pursuant to annually renewable contracts at volume discounted rates. A client paying subscription charges on a commission basis directs the clearing broker, at the time the client executes a securities transaction, to credit the commission on the transaction to FDS's account.



    Each client's choice of paying subscription charges through commissions or cash is available regardless of the nature or amount of the services provided by FactSet to such client. When a client elects to pay subscription charges in the form of commissions, the dollar amount payable is higher than the fee that would be payable for the same services on a cash basis because of the associated clearing fee payable by the Company to the clearing broker on such transactions. However, commissions net of related clearing fees are approximately equal to the fees that would be paid by a client on a cash basis. Although the option to pay subscription charges in the form of commissions is available to all clients, it is impractical for clients that do not engage in securities transactions to utilize this method of payment.



    Over the last several years, there has been a trend by both existing and new clients toward payment of subscription charges on a cash rather than commission basis. As a percentage of total revenue, commissions represented 66.8%, 61.1%, 59.6% and 54.3%, respectively, for the three fiscal years ended August 31, 1993, 1994 and 1995, and the six month period ended February 29, 1996.



    Subscription charges are quoted to clients on an annual basis, but are earned as services are provided on a month to month basis. Subscription revenue recorded as Commissions and subscription revenue recorded as Fees are each recorded as earned each month, based on one-twelfth of the annual subscription charge quoted to each client. Amounts that have been earned but not yet paid through the receipt of commissions on securities transactions or through cash payments are reflected on the consolidated statement of financial condition as receivable from clients. Amounts that have been received through commissions on securities transactions or through cash payments that are in excess of a client's earned subscription revenue are reflected on the consolidated statement of financial condition as deferred fees and commissions.



    FactSet does not enter into formal contracts with clients, a practice which the Company believes enhances its marketing efforts by allowing clients to use the FactSet system without the requirement of a long term commitment. The Company enjoys excellent client retention--FactSet's overall client retention rate (on a revenue basis) has been over 95% in each of the past six years.



    The basic FactSet subscription consists of: five databases including fundamental corporate data, securities prices, business news and economic data; two authorized workstations and companion home passwords; a basic application package; and client support and training. Additional databases, workstations and computer services (including enhanced and specialized applications) are available at additional cost. Consulting and training services are provided to clients free of charge.



    Unlike services that charge fees based on actual system usage time, the Company charges fixed monthly amounts which vary among clients based on the number of sites and workstations from which the FactSet system is available and the number of accessible databases and specialized services to which a client subscribes. The Company believes that this pricing policy encourages clients to use the FactSet system regularly and thus to integrate the system into their decision-making processes.


    Operating expenses include employee compensation and benefits, clearing fees, data costs, communication costs, computer equipment expenses, occupancy expenses, promotional costs and other expenses.

    Employee compensation and benefits expenses include, in addition to employee salaries and bonuses, payroll taxes, the Company's ESOP contributions, health insurance costs and costs associated with the Company's key-man life insurance policies.

    Clearing fees are directly related to commission revenue. Clearing fees for executed transactions are recorded on a trade date basis as securities transactions occur, with clearing fees related to commissions receivable recorded simultaneously with the related receivable.

    Data costs consist of fees and royalties paid by the Company to database suppliers. Under agreements with certain database suppliers, the Company collects database fees from clients and pays those fees to the database supplier on the clients' behalf. In many cases, however, clients pay database suppliers directly for access to databases. Such payments are not reflected on the Company's financial statements.


    Communication costs are charges paid by the Company for clients' communication with the FactSet system, including long distance telephone charges, charges associated with the Company's WAN and Internet access charges.


    Computer equipment expenses consist of non-capitalized equipment acquisition costs and depreciation expense relating to the Company's mainframe computers and other related equipment, including communications equipment. The cost of communications equipment provided to clients for use at client sites is classified as an expense.

    Occupancy expense includes costs related to the Company's leased facilities in Greenwich, Connecticut, New York, New York, San Mateo, California, London, England and Tokyo, Japan, as well as amortization expense relating to leasehold improvements at those facilities.

    Promotional expenses consist primarily of the cost of travel for the Company's marketing personnel and consultants, costs associated with the printing of operations manuals and promotional literature and expenses relating to Company participation at industry trade shows and conventions.

    Other expenses include professional expenses, office expenses and other miscellaneous expenses.

    Other income consists primarily of interest income.

    The Company's revenue has grown in each of the last 16 fiscal years. As discussed below, revenue for the first six months of fiscal 1996 increased 17.6% over the comparable period in fiscal 1995. The Company's recent growth results from the addition of new clients and growth in revenue from existing clients. The Company's revenue from Europe and the Pacific Rim is currently growing more rapidly on a percentage basis than revenue from the more established North American market, and the Company expects revenue from those markets--which accounted for 5.0% of the Company's total revenue in the first six months of fiscal 1996--to constitute a larger percentage of the Company's revenue in future periods. See "Risk Factors--Risks Inherent in Growth Strategy." At March 31, 1996, indicated annual subscription revenue from clients outside the United States represented 6.8% of the Company's aggregate indicated annual subscription revenue. Indicated annual subscription revenue for a particular client at a specified date means the total amount of subscription revenue that would be payable to the Company by such client over a twelve month period based on the FactSet services, databases and authorized workstations provided to such client at such date.


    Several of the Company's European and Pacific Rim clients currently pay subscription fees to the Company in foreign currency, principally British pounds sterling and Japanese yen, and in the event that revenue from international operations grows to represent a significantly larger percentage of the Company's total revenue, the Company will evaluate appropriate strategies to manage risks associated with foreign currency exchange fluctuations.


    While the Company has consistently recorded year-to-year increases in revenue and net income, the acquisition of new clients during the course of any year has not historically followed a recurring pattern. As a result, the Company expects that on a quarter-to-quarter basis, there may be fluctuations in the rate of revenue growth which may not be indicative of changes in the Company's business or operations.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, certain items derived from the Company's consolidated statement of income as a percentage of revenue. Totals may not add due to rounding.

                                              YEARS ENDED AUGUST 31,            6 MONTHS ENDED
                                              -----------------------    ----------------------------
                                                                         FEBRUARY 28,    FEBRUARY 29,
                                              1993     1994     1995         1995            1996
                                              -----    -----    -----    ------------    ------------
Subscription revenue:
  Commissions..............................    66.8%    61.1%    59.6%        60.8%           54.3%
  Fees.....................................    33.2     38.9     40.4         39.2            45.7
                                              -----    -----    -----        -----           -----
                                              100.0%   100.0%   100.0%       100.0%          100.0%
                                              -----    -----    -----        -----           -----
                                              -----    -----    -----        -----           -----
Expenses:
  Employee compensation and benefits.......    27.8     38.3(1)  30.5         30.6            31.2
  Clearing fees............................    13.2     11.8     11.8         11.9            10.2
  Data costs...............................     9.7      8.4      8.5          8.6             7.8
  Communication costs......................     5.5      7.0      6.7          7.0             6.9
  Computer equipment.......................     6.6      7.9      6.1          6.2             6.2
  Occupancy................................     6.7      6.5      5.7          5.6             5.4
  Promotional costs........................     5.8      4.8      5.2          4.7             4.8
  Other expenses...........................     3.9      3.4      3.2          2.8             4.0
                                              -----    -----    -----        -----           -----
Total expenses.............................    79.3     88.1(1)  77.6         77.2            76.5
                                              -----    -----    -----        -----           -----
Operating income...........................    20.7     11.9(1)  22.4         22.8            23.5
Other income...............................     0.9      0.9      1.6          1.4             2.1
                                              -----    -----    -----        -----           -----
Income before income taxes.................    21.5     12.7(1)  24.0         24.2            25.5
Income taxes...............................     9.5      6.0     10.3         10.3            10.9
                                              -----    -----    -----        -----           -----
Net income.................................    12.0%     6.7%(1)  13.6%       13.9%           14.6%
                                              -----    -----    -----        -----           -----
                                              -----    -----    -----        -----           -----


- ------------

(1) Reflects the effect of special bonuses paid to certain executive officers of the Company in 1994 in the aggregate amount of $2.5 million. Excluding the effects of these special bonuses, the percentage of revenue represented by each of the indicated items would be the amount specified: employee compensation and benefits, 29.7%; total operating expenses, 79.5%; operating income, 20.5%; income before income taxes, 21.3%; and net income, 11.2%.

SIX MONTHS ENDED FEBRUARY 29, 1996 COMPARED WITH THE SIX MONTHS ENDED FEBRUARY 28, 1995


    Subscription revenue. Subscription revenue increased from $17.6 million for the six months ended February 28, 1995 to $20.7 million for the six months ended February 29, 1996, or 17.6%. FactSet's revenue growth resulted from an increase in the number of new clients as well as increased penetration among existing clients. The number of clients increased 11.7% from 369 at February 28, 1995 to 412 at February 29, 1996. New clients consist of new international clients, United States investment managers and United States investment banks. Average revenue per client increased 10.6% from $48,343 in the 1995 period to $53,483 in the 1996 period. Revenue growth from existing clients was attributable to an increase in the number of authorized workstations and the addition of new applications, databases and service offerings.



    Employee compensation and benefits. Employee compensation and benefits increased from $5.4 million to $6.5 million, or 20.2%, from the six months ended February 28, 1995 to the six months ended February 29, 1996. As a percentage of revenue, employee compensation and benefits increased from 30.6% in the 1995 period to 31.2% in the 1996 period. This increase was due to the net addition of 27 employees to support FactSet's continued growth and expansion in existing as well as new industry segments and regions, such as Europe and the Pacific Rim, which are in the early stages of business development. To a lesser extent, the increase was due to increases in compensation and benefit costs for existing personnel.


    Clearing fees. Clearing fees remained relatively constant at $2.1 million for the six months ended February 28, 1995 and six months ended February 29, 1996. Clearing fees, as a percentage of revenue, decreased from 11.9% in the 1995 period to 10.2% in the 1996 period. This decrease reflects a decrease in clearing fees per transaction as well as a shift in payment form by clients from a commission basis to a fee basis.

    Data costs. Data costs increased from $1.5 million for the six months ended February 28, 1995 to $1.6 million for the six months ended February 29, 1996, or 6.3%. As a percentage of revenue, data costs decreased from 8.6% in the 1995 period to 7.8% in the 1996 period. This decrease reflects improved terms from certain database providers and economies of scale achieved from a larger client base, partially offset by the higher data costs associated with additional databases.

    Communication costs. Communication costs increased from $1.2 million to $1.4 million, or 16.5%, from the six months ended February 28, 1995 to six months ended February 29, 1996. Communication costs, as a percentage of revenue, declined from 7.0% in the 1995 period to 6.9% in the 1996 period. This decline reflects the continued cost savings associated with the implementation of the Company's new communications network, partially offset by higher communication costs associated with increased usage of the FactSet system and a greater proportion of international clients.

    Computer equipment. Computer equipment expenses increased from $1.1 million to $1.3 million, or 18.9%, from the six months ended February 28, 1995 to the six months ended February 29, 1996. The increase was primarily due to the higher depreciation expense associated with increased capital expenditures as well as a greater proportion of computer assets with shorter depreciable lives. As a percentage of revenue, however, computer equipment expenses remained constant at 6.2%.

    Occupancy. Occupancy costs increased from $1.0 million for the six months ended February 28, 1995 to $1.1 million for the six months ended February 29, 1996, or 14.7%. As a percentage of revenue, occupancy costs decreased from 5.6% to 5.4% from the 1995 period to the 1996 period. This decrease reflects improved operating leverage from FactSet's revenue growth, partially offset by the costs associated with the expansion of its Greenwich, Connecticut facilities to accommodate the growth in its business and personnel.

    Promotional costs. Promotional costs increased from $0.8 million to $1.0 million, or 21.4%, from the six months ended February 28, 1995 to the six months ended February 29, 1996. Promotional costs, as a percentage of revenue, increased slightly from 4.7% in the 1995 period to 4.8% in the 1996 period.

This increase was due to increased travel expenses associated with marketing to new industry segments and geographic regions as well as the additional expenses associated with the Company's logo change at the end of fiscal 1995.

    Other expenses. Other expenses increased from $0.5 million in the six months ended February 28, 1995 to $0.8 million in the six months ended February 29, 1996, or 69.5%. As a percentage of revenue, other expenses increased from 2.8% in the 1995 period to 4.0% in the 1996 period. The increase was due to increases in miscellaneous taxes and other miscellaneous expenses.

    Operating income. Operating income increased from $4.0 million for the six months ended February 28, 1995 to $4.9 million for the six months ended February 29, 1996, representing growth of 21.0%. As a percentage of revenue, operating income increased from 22.8% in the 1995 period to 23.5% in the 1996 period.

    Other income. Other income increased from $0.2 million to $0.4 million, or 78.6%, from the six months ended February 28, 1995 to the six months ended February 29, 1996. This growth was due to higher levels of cash, cash equivalents and investments.

    Income taxes. Income taxes increased from $1.8 million to $2.3 million, or 25.2%, from the six months ended February 28, 1995 to six months ended February 29, 1996, due to higher income before income taxes and an increase in the effective tax rate from 42.5% in the 1995 period to 42.8% in the 1996 period.

    Net income. Net income increased from $2.4 million for the six months ended February 28, 1995 to $3.0 million for the six months ended February 29, 1996, or 23.6%. As a percentage of revenue, net income increased from 13.9% in the 1995 period to 14.6% in the 1996 period.

FISCAL YEAR ENDED AUGUST 31, 1995 COMPARED WITH FISCAL YEAR ENDED AUGUST 31,
1994


    Subscription revenue. Subscription revenue increased from $29.0 million for the fiscal year ended August 31, 1994 to $36.2 million for the fiscal year ended August 31, 1995, or 24.7%. FactSet's revenue growth resulted from an increase in the number of new clients as well as increased penetration among existing clients. The number of clients increased 6.3% from 364 at August 31, 1994 to 387 at August 31, 1995. New clients consist of new international clients as well as United States investment managers and United States investment banks. Average revenue per client increased 12.9% from $85,350 in fiscal 1994 to $96,373 in fiscal 1995. Revenue growth from existing clients was attributable to an increase in the number of authorized workstations and the addition of new applications, databases and service offerings.


    Employee compensation and benefits. Employee compensation and benefits decreased slightly from $11.1 million to $11.0 million, or 0.8%, from fiscal 1994 to fiscal 1995. Excluding the one-time special executive bonus of $2.5 million granted in 1994, employee compensation and benefits increased from $8.6 million to $11.0 million, an increase of 28.0%. Excluding such bonus, as a percentage of revenue, employee compensation and benefits increased from 29.7% in the 1994 period to 30.5% in the 1995 period. This increase was due primarily to an increase in the number of employees and increases in compensation and benefit costs of existing personnel in fiscal 1995.

    Clearing fees. Clearing fees increased from $3.4 million for fiscal 1994 to $4.3 million for fiscal 1995, or 24.8%. This increase was due to the corresponding increase in commission revenue. Clearing fees, as a percentage of revenue, remained relatively constant at 11.8% for fiscal years 1994 and 1995.

    Data costs. Data costs increased from $2.4 million for fiscal 1994 to $3.1 million for fiscal 1995, or 25.7%. As a percentage of revenue, data costs increased slightly from 8.4% in the 1994 period to 8.5% in the 1995 period. This increase was due to the addition of databases and the slightly higher rates charged by data suppliers.

    Communication costs. Communication costs increased from $2.0 million to $2.4 million, or 19.8%, from fiscal 1994 to fiscal 1995. Communication costs, as a percentage of revenue, declined from 7.0% in the 1994 period to 6.7% in the 1995 period. This decline reflects the cost savings associated with the implementation of the Company's new communications network, partially offset by higher communication costs associated with increased usage of the FactSet system.


    Computer equipment. Computer equipment expenses decreased from $2.3 million to $2.2 million, or 4.4%, from fiscal 1994 to fiscal 1995. Computer equipment expenses, as a percentage of revenue, decreased from 7.9% in the 1994 period to 6.1% in the 1995 period. This decrease primarily reflects economies of scale resulting from the Company's larger client base.


    Occupancy. Occupancy costs increased from $1.9 million for the fiscal year ended August 31, 1994 to $2.1 million for the fiscal year ended August 31, 1995, representing an increase of 8.1%. As a percentage of revenue, occupancy costs decreased from 6.5% to 5.7% from fiscal 1994 to fiscal 1995. This decrease reflects improved operating leverage from the Company's revenue growth, partially offset by the costs associated with expansion and opening a new office in Tokyo.

    Promotional costs. Promotional costs increased from $1.4 million to $1.9 million, or 35.1%, from fiscal 1994 to fiscal 1995. Promotional costs, as a percentage of revenue, increased from 4.8% in the 1994 period to 5.2% in the 1995 period. This increase was due primarily to increased travel expenses associated with marketing to new industry segments and geographic regions.

    Other expenses. Other expenses increased from $1.0 million in fiscal 1994 to $1.2 million in fiscal 1995, or 18.7%. As a percentage of revenue, other expenses decreased from 3.4% in the 1994 period to 3.2% in the 1995 period. The decrease was due to improved operating leverage from the Company's revenue growth, partially offset by increases in miscellaneous taxes and other miscellaneous expenses.

    Operating income. Operating income increased from $3.4 million for the fiscal year ended August 31, 1994 to $8.1 million for the fiscal year ended August 31, 1995, or 135.2%. Excluding the one-time special executive bonus of $2.5 million, operating income for fiscal 1994 was $5.9 million, and the growth rate from fiscal 1994 to fiscal 1995 was 36.3%. Excluding the one-time bonus, as a percentage of revenue, operating income increased from 20.5% in fiscal 1994 to 22.4% in fiscal 1995.

    Other income. Other income increased from $0.3 million to $0.6 million, or 127.0%, in fiscal 1994 to fiscal 1995. This increase was due to higher levels of cash, cash equivalents and investments, higher rates of return and the impact of losses on investments in fiscal 1994.

    Income taxes. Income taxes increased from $1.7 million to $3.7 million, or 113.5%, from fiscal 1994 to fiscal 1995. The effective tax rate decreased from 47.3% in the 1994 period to 43.0% in the 1995 period, reflecting a decrease in non-deductible expenses, primarily premiums on executive officers' life insurance policies.

    Net income. Net income increased from $1.9 million for the fiscal year ended August 31, 1994 to $4.9 million for the fiscal year ended August 31, 1995, or 153.7%. Excluding the one-time special executive bonus of $2.5 million, net income for fiscal 1994 was approximately $3.3 million, and the growth rate of net income from fiscal 1994 to fiscal 1995 was 51.3%. Excluding the one-time bonus, as a percentage of revenue, net income increased from 11.2% in fiscal 1994 to 13.6% in fiscal 1995.

FISCAL YEAR ENDED AUGUST 31, 1994 COMPARED WITH FISCAL YEAR ENDED AUGUST 31,
1993


    Subscription revenue. Subscription revenue increased from $23.9 million for the fiscal year ended August 31, 1993 to $29.0 million for the fiscal year ended August 31, 1994, or 21.2%. FactSet's revenue growth resulted from an increase in the number of new clients as well as increased penetration among existing clients. The number of clients increased 15.2% from 316 at August 31, 1993 to 364 at August 31, 1994. New clients consist of new international clients as well as U.S. investment managers and U.S. investment banks. Average revenue per client increased 7.6% from $79,288 in fiscal 1993 to $85,350 in fiscal 1994. Revenue growth from existing clients was attributable to an increase in the number of authorized workstations and the addition of new applications, databases and service offerings.

    Employee compensation and benefits. Employee compensation and benefits increased from $6.7 million to $11.1 million, or 66.7%, from fiscal 1993 to fiscal 1994. Excluding the one-time special executive bonus of $2.5 million granted in 1994, employee compensation and benefits increased from $6.7 million to $8.6 million, or 29.2%. Excluding such bonus, as a percentage of revenue, employee compensation and benefits increased from 27.8% in the 1993 period to 29.7% in the 1994 period. This increase was due to an increase in the number of employees and increases in compensation and benefits costs for existing personnel.

    Clearing fees. Clearing fees increased from $3.2 million for fiscal 1993 to $3.4 million for fiscal 1994, or 8.4%. This increase was due to the corresponding increase in commission revenue. Clearing fees, as a percentage of revenue, declined from 13.2% in the 1993 period to 11.8% in the 1994 period. This decline reflects the shift in payment form by clients from a commission basis to a fee basis.

    Data costs. Data costs increased from $2.3 million for fiscal 1993 to $2.4 million for fiscal 1994, or 5.1%. As a percentage of revenue, data costs decreased from 9.7% in the 1993 period to 8.4% in the 1994 period. This decrease reflects improved terms from certain database providers and economies of scale achieved from increased revenue and clients, partially offset by the higher data costs associated the addition of databases.

    Communication costs. Communication costs increased from $1.3 million to $2.0 million, or 53.7%, from fiscal 1993 to fiscal 1994. Communication costs, as a percentage of revenue, increased from 5.5% in the 1993 period to 7.0% in the 1994 period. The increase was due to the increased usage of the FactSet system by its existing and new clients, particularly international clients.

    Computer equipment. Computer equipment expenses increased from $1.6 million to $2.3 million, or 45.1%, from fiscal 1993 to fiscal 1994. As a percentage of revenue, computer equipment expenses increased from 6.6% in the 1993 period to 7.9% in the 1994 period. This increase reflects the higher depreciation expense associated with increased capital expenditures and computer equipment costs associated with the implementation of the WAN.

    Occupancy. Occupancy costs increased from $1.6 million for the fiscal year ended August 31, 1993 to $1.9 million for the fiscal year ended August 31, 1994, or 17.5%. As a percentage of revenue, occupancy costs decreased from 6.7% to 6.5% from the 1993 period to the 1994 period. This decrease reflects improved operating leverage from the Company's revenue growth, partially offset by the costs associated with expansion and opening of new offices in London and San Mateo.

    Promotional costs. Promotional costs remained constant at $1.4 million in fiscal 1994 and fiscal 1993. Promotional costs, as a percentage of revenue, decreased from 5.8% in the 1993 period to 4.8% in the 1994 period. This decrease reflects improved operating leverage from the Company's revenue growth.

    Other expenses. Other expenses increased from $0.9 million in fiscal 1993 to $1.0 million in fiscal 1994, or 5.0%. As a percentage of revenue, other expenses decreased from 3.9% in the 1993 period to 3.4% in the 1994 period. This decrease was due to improved operating leverage from the Company's revenue growth, partially offset by increases in miscellaneous expenses.

    Operating income. Operating income decreased from $5.0 million for the fiscal year ended August 31, 1993 to $3.4 million for the fiscal year ended August 31, 1994, or 30.5%. Excluding the one-time special executive bonus of $2.5 million granted in 1994, operating income for fiscal 1994 was $5.9 million, and the growth rate from fiscal 1993 to fiscal 1994 was 20.0%. Excluding the one-time bonus, as a percentage of revenue, operating income decreased from 20.7% in fiscal 1993 to 20.5% in fiscal 1994.

    Other income. Other income increased from $0.2 million to $0.3 million, or 20.6%, in fiscal 1993 to fiscal 1994. This increase was due to higher levels of cash, cash equivalents and investments, offsetting an unrealized loss on the investments in the limited partnership.

    Income taxes. Income taxes decreased from $2.3 million to $1.7 million, or 23.4%, from fiscal 1993 to fiscal 1994 due to lower income before income taxes. The effective tax rate increased from 44.2% in the 1993 period to 47.3% in the 1994 period due to an increase in non-deductible expenses, primarily premiums on officers' life insurance policies.

    Net income. Net income decreased from $2.9 million for the fiscal year ended August 31, 1993 to $1.9 million for the fiscal year ended August 31, 1994, or 32.4%. Excluding the one-time special executive bonus of $2.5 million granted in 1994, net income for fiscal 1994 was approximately $3.3 million, and the growth rate from fiscal 1993 to fiscal 1994 was 13.4%. Excluding the one-time bonus, as a percentage of revenue, net income decreased from 12.0% in fiscal 1993 to 11.2% in fiscal 1994.


QUARTERLY COMPARISONS



    The following table sets forth certain quarterly financial information of the Company for each quarter in fiscal 1995 and for the first two quarters of fiscal 1996. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the financial statements included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial results for such periods. This information should be read in conjunction with the financial statements and the notes thereto and other financial information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                      THREE MONTHS ENDED
                                                --------------------------------------------------------------
                                                NOV. 30,   FEB. 28,   MAY 31,   AUG. 31,   NOV. 30,   FEB. 29,
                                                  1994       1995      1995       1995       1995       1996
                                                --------   --------   -------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)

STATEMENT OF INCOME DATA:
  Subscription revenue........................   $8,613     $ 8,984   $9,070     $9,521    $ 10,137   $ 10,561
  Operating income............................    1,958       2,055    1,948      2,139       2,323      2,534
  Net income..................................    1,171       1,273    1,210      1,285       1,464      1,558
AS A PERCENTAGE OF REVENUE:
  Operating income............................     22.7%       22.9%    21.5 %     22.5%       22.9%      24.0%
  Net income..................................     13.6        14.2     13.3       13.5        14.4       14.7


LIQUIDITY AND CAPITAL RESOURCES

    FactSet historically has met its liquidity and capital investment needs with cash generated from operations. At February 29, 1996, FactSet had cash, cash equivalents and investments of $11.6 million. The Company invests primarily in short-term investments such as money market funds and treasury bills, and has an investment in a limited investment partnership that invests primarily in convertible bonds and preferred stocks.

    FactSet's net cash provided by operating activities was $1.7 million, $4.0 million and $7.3 million in fiscal 1993, 1994 and 1995, respectively. The increasing trend of positive net cash generated from operations was due to increasing profitability and decreasing receivables as a percentage of revenue. For the six months ended February 29, 1996, net cash provided by operating activities was $1.3 million compared to $1.4 million for the comparable period in 1995. This slight decrease was due to an increase in accounts receivable associated with revenue growth as well as the timing of tax payments.

    The Company's net cash used in investing activities was $4.0 million, $3.8 million and $1.0 million in fiscal 1993, 1994 and 1995, respectively, and $2.6 million for the first six months of 1996. Net cash provided by investing activities was $45,000 in the first six months of 1995. The principal uses have been for capital expenditures, primarily computer hardware and related equipment and office equipment.

The Company anticipates capital expenditures to be $5.7 million and $4.8 million for fiscal 1996 and 1997, respectively.

    The Company believes cash generated from operations will be sufficient to satisfy working capital and capital expenditure requirements for the foreseeable future. However, in the event the Company were to pursue strategic acquisitions or alliances, it may require additional sources of debt or equity financing.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123"). SFAS 123, the disclosure provisions of which must be implemented for fiscal years beginning subsequent to December 15, 1995, establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company will adopt the disclosure provisions of SFAS 123 in the fiscal year which begins on September 1, 1996. The Company intends to retain the intrinsic value method of accounting for stock based compensation which it currently follows.

                                    BUSINESS

OVERVIEW


    FactSet is a leading provider of on-line integrated database services to the financial community. The Company, which markets its services in the United States, Europe and the Pacific Rim, combines multiple large-scale databases into a single, coherent mainframe computer information system accessible from clients' personal computer terminals. The Company's aggregated data library provides a broad variety of financial and economic information, including fundamental data on more than 20,000 companies worldwide. By allowing clients the ability to simultaneously access multiple databases as if they were part of a single database and search for and download specific data directly into their spreadsheets and other work products, FactSet provides investment managers, investment banks and other financial institutions with a comprehensive, "one-stop" source for financial information and analytics. The Company's advanced, proprietary software tools enable clients to manipulate and analyze the data provided by the Company and present it in a wide variety of formats, including custom reports designed by the clients. At May 31, 1996, over 400 clients with more than 4,500 authorized workstations subscribed to the Company's services, including many leading investment managers and investment banks.


    The Company was formed in 1978 and has been profitable in each of the last 15 years. For the five fiscal years ended August 31, 1995, the Company sustained compound annual growth rates of revenue, operating income and net income of 21.8%, 23.2% and 23.8%, respectively. For the first six months of fiscal 1996, the Company's revenue, operating income and net income increased 17.6%, 21.0% and 23.6%, respectively, from the comparable period in fiscal 1995.

INDUSTRY OVERVIEW


    The worldwide market for financial information is estimated to have grown 13% in 1995 to approximately $10.0 billion. The primary users of financial information of the type provided by the Company are investment managers and investment banks. In the United States alone, there are currently an estimated 908 investment managers with over $500 million under management and 151 investment banks with over $20 million in capital. The market for financial information, both in the United States and worldwide, is expected to continue to demonstrate strong growth for the foreseeable future. Factors which the Company believes contribute to this industry growth include (i) the underlying growth of the investment management business with its requisite information needs; (ii) improved technology providing end users with substantially increased analytic capabilities and the ability to inexpensively and rapidly store, access and transfer large amounts of data; (iii) the increasingly competitive investment environment requiring immediate access to accurate information; (iv) the growth of alternative investment institutions such as hedge funds and limited partnerships; and (v) the development of complex financial instruments with large associated information requirements.


    The market for financial information services is undergoing significant change, driven by rapid growth in the amount of available information and increasingly competitive global capital markets. Financial services professionals depend on a wide array of financial data including current and historical security prices, historical and estimated future company financial information, benchmark data and indices, general economic data and other financial data. In addition, the Company believes that it is becoming increasingly important for these professionals to integrate and analyze the historical relationships between multiple types of financial information in forming their investment decisions. Financial information is typically contained in databases maintained by a wide variety of vendors and provided to customers in both CD-ROM and on-line formats. In the absence of database integration, in order to utilize data from a variety of sources, an individual user must access and retrieve data from multiple separate databases, with data often in varied formats, and then must manually integrate and tabulate the accumulated data to suit his or her particular task.

    Since its inception, FactSet has experienced competition from a number of financial information providers supplying data in a variety of formats. In the 1980s, the Company's primary competitors were "time-sharing" services, which sold financial data based on customers' on-line time. Although many of these competitors were established, well-capitalized companies, the Company believes that it was able to compete successfully due to the financial services industry's need for a comprehensive and efficient source of financial data. Currently, the Company competes against a variety of news and information providers. See "--Competition." The Company believes that it will continue to compete effectively in the market for financial information based on the competitive advantages described below.

FACTSET'S COMPETITIVE ADVANTAGES


    The FactSet system integrates financial data from over 50 separate databases to form an aggregated data library that allows users to search, download and manipulate all available data as if from one source without having to make adjustments for differing formats or presentations. Management believes that this attribute of the FactSet system, as well as the Company's (i) internally developed, proprietary software that allows extensive manipulation of data, including downloading directly to custom spreadsheets developed by clients for use on the FactSet system; (ii) sophisticated system architecture that allows users to access the computing power of its mainframe computer platform through its easy-to-use Window-based programs; (iii) advanced communications infrastructure, including its wide area network ("WAN"), through which approximately 25% of its clients and 50% of its authorized workstations are now connected to the FactSet system; (iv) proprietary integrated database structure, which facilitates speed and efficiency in data retrieval; (v) superior client services, including its ability to work closely with clients to develop customized data solutions; and (vi) ability to recruit, train and retain highly talented engineering and marketing personnel, have been significant to the Company's growth and profitability and provide competitive advantages over other financial data providers.


GROWTH STRATEGY


    The Company intends to continue to expand its operations while maintaining attractive levels of profitability. The Company plans to introduce new service enhancements, applications and databases designed to increase penetration of existing clients and attract new clients. Growth in the Company's client base is expected to result both from an expansion of the market for financial information and from increased market share achieved in competition with other database providers. The Company has recently expanded its marketing efforts to focus on specific industry segments, including investment banking and portfolio management, and on geographic expansion to Europe and the Pacific Rim, each of which the Company believes present significant opportunities for growth. The Company will also explore strategic acquisitions and alliances as such opportunities arise. The principal components of the Company's growth strategy are:



    . INTRODUCING NEW SERVICE ENHANCEMENTS AND APPLICATIONS. The Company continually seeks to develop and integrate new service enhancements and applications that make its system more useful to current clients and more attractive to new clients. In 1993, the Company deployed a wide area data transmission network that greatly improves the speed and quality of throughput to client sites and significantly enhances the ability of clients to quickly and efficiently add authorized workstations to their service subscriptions. FactSet's graphical user interface for Windows makes the FactSet system available in a user-friendly point-and-click screen environment familiar to most of today's personal computer users. FactSet has recently introduced its Alpha Testing application, which allows clients to analyze the relationship between a single or multiple variables and subsequent investment returns over time, and Cornerstone, a set of applications that allows quantitative analysts to quickly and efficiently access large amounts of data directly from the FactSet system. The Company is currently developing an interactive workstation application designed specifically for portfolio managers, which will allow integration of data from user accounting systems into the FactSet system for manipulation and presentation in FactSet reports. See "--Applications," "--System Structure" and "--Engineering and Product Development."


    . ATTRACTING NEW CLIENTS AND EXPANDING CLIENT RELATIONSHIPS. The Company believes that substantial opportunities exist to both attract new clients and increase its revenues from existing clients. While the Company has achieved excellent penetration of the largest equity investment managers (84 of the top 100 investment managers in the United States are FactSet clients), only approximately 35% of the estimated 900 investment managers in the United States with more than $500 million under management are currently FactSet clients. In addition, while 20 of the largest investment banks in the United States are FactSet clients, only approximately 44% of the estimated 151 securities firms in the United States with more than $20 million in capital are currently FactSet clients. The Company also believes that it should be able to increase revenues from its existing clients through the introduction of new applications, databases and technological innovations, many of which are in response to client demand. In addition, The Company recently formed an investment banking group to focus exclusively on sales and marketing to the investment banking sector. FactSet also recently established technical development groups focused on the development of applications and services for specific user categories such as portfolio managers and quantitative research analysts. See "--Sales and Marketing" and "--Engineering and Product Development."



    . INCREASING INTERNATIONAL PENETRATION. The Company is committed to the international expansion of its customer base and established offices in London in 1993 and Tokyo in 1994 to enhance its marketing efforts and its ability to serve clients in Europe and the Pacific Rim. The Company is supporting these efforts through the development of applications and the addition of databases targeted at the international financial community. The Company has been successful in the acquisition of a number of large clients in these regions and, as a result, the annual indicated subscription revenues from clients outside the United States increased 121.9% from $1.4 million at March 31, 1995 to $3.0 million at March 31, 1996. See "--Sales and Marketing."



    . PROVIDING SUPERIOR CONSULTATIVE SERVICES. Providing superior consultative services is an integral part of the Company's business philosophy and has contributed to a client retention rate of over 95% in each of the past six years. The goal of the Company's 36 full-time client support consultants is to maximize the utility of the FactSet system to clients and thereby promote lasting and mutually-profitable client relationships. Client support consultants work with clients, often at client sites, to develop custom applications tailored to clients' information needs. The Company also conducts approximately 50 training seminars across the nation annually and maintains a client support hotline and a round-the-clock emergency beeper service. Consulting and training services are provided to clients free of charge. See "--Client Support Services."


    . INTEGRATING NEW DATABASES. The Company regularly adds new databases to its system. The integration of new databases, in addition to making the Company's system more useful to existing clients, enables the Company to tailor its services to the specific needs of additional user categories and markets. Recent additions to the Company's library of databases include EDGAR on FactSet, which provides access to both continuously updated text and data contained in EDGAR SEC filings, the Toyo Kezai database, a source of fundamental corporate information on Japanese companies, Morgan Stanley Capital International, which provides performance data for non-United States stock markets and industry groups, and Russell U.S. Equity Profile, which provides benchmark data on company investment styles and structure characteristics. The Company also is in the process of providing United States security prices that are updated within 20 minutes of their change (rather than once per day, as is the current practice). See "-- Databases."

APPLICATIONS


    FactSet has developed advanced proprietary software tools to enable users to create investment analyses using the Company's mainframe computer and integrated data library. This software allows clients, utilizing easy-to-use Windows-based programs, to access the power of the FactSet mainframe computer to manipulate the data provided by the Company and to present that data in a wide variety of formats, including standard FactSet reports, high-speed screening, stock price reports and charts. Reports can be tailored to formats designed by or for individual clients. While many of the Company's competitors offer similar applications, the Company believes that none offer a package of applications as comprehensive and user-friendly as those offered by the Company. See "--Competition."



  FACTSET'S WINDOWS INTERFACE



    Recognizing the need for a Windows interface, FactSet developed a sophisticated proprietary system, FactSet's Windows interface which makes the FactSet system available in a user-friendly point-and-click screen environment familiar to most of today's personal computer users. The Company believes that FactSet's Windows interface will enable the Company to extend its client base significantly within investment managers and investment banks.



    In addition to a familiar environment, FactSet's Windows interface allows Microsoft Excel and Lotus 1-2-3 users to access data and most FactSet applications from within their spreadsheet without leaving the spreadsheet. The FactSet-Excel Link, for example, allows Excel to interact seamlessly with the FactSet system by adding the FactSet system menu to the Excel menu bar. This pull-down menu currently enables clients to log on to the FactSet system, search for company identifiers and download data from within the Excel environment. In addition to saving time, this product allows the Company's clients to analyze data using their own customized reports and to create, produce and print charts and graphs automatically. The Company believes that client usage of the FactSet system has increased significantly since the introduction of its Windows interface.


  DATA DOWNLOADING


    Data Downloading allows clients to simultaneously access disparate sources of information and place data in discrete and selected spreadsheet cells. Using a combination of a personal computer spreadsheet program (Microsoft Excel or Lotus 1-2-3) and the Company's mainframe library, clients are able to create a complete custom report incorporating data from any FactSet database as well as from any private databases clients maintain on the FactSet system or their own computers.


    To perform Data Downloading, a client creates a spreadsheet template containing request codes in FactSet syntax. The client then downloads the data into the template through the FactSet system and can then manipulate the data locally in his spreadsheet.

    In addition to downloading individual data points, the FactSet system can perform calculations on several data items and download the result directly rather than using a spreadsheet formula to calculate the cells of information. This is particularly useful for calculating complex statistical functions requiring vast amounts of data.

  UNIVERSAL SCREENING

    The Company's Universal Screening utility allows clients to determine, across all the data contained in the Company's integrated data library, which companies or particular securities meet certain fundamental or market criteria. There are two primary applications for Universal Screening. Analysts or portfolio managers, for example, can use the FactSet system to calculate such indicators as the market-weighted price/earning ratios of selected industry groups. Similarly, users can select a group of companies, such as those comprising the S&P 500, calculate their average return on equity and then rank companies or sectors relative to that average. In each case, the calculations are performed by the mainframe, requiring no downloading of data.


    Universal Screening is also frequently used by clients to define a universe of companies or security issues. Beginning with the 20,000 companies for which fundamental data is provided on the FactSet system, a client can quickly narrow the list using a combination of parameters chosen by the client. Results can be sorted according to one of the selected criteria, a weighting of multiple factors or upon a set of entirely new parameters. The FactSet system also provides a number of report writing tools that permit clients to customize the output. Output and reports may be saved on the FactSet system and rerun regularly or at specified later dates.



    The Company also maintains a library containing thousands of pre-programmed formulas commonly used by analysts to measure corporate size, profitability, growth and valuation. Each of these screening items is recalculated nightly. Clients may also create their own formulas, store them in the system's Formula Library, and retrieve them using a mnemonic. In addition, clients can save "Private Ticker Lists" to capture a particular corporate universe.

  STANDARDIZED ANALYTIC REPORTS

    The Company offers three preformatted analytic reports: The Company FactSet, the Business Segment Analysis and the Industry FactSet. Each of these reports provides a detailed analysis of a company or industry in a brief, standardized format.

    . The Company FactSet. The Company FactSet provides financial ratio, stock performance and capital structure analysis for an individual company for the last twelve months and for ten prior years. Introduced in 1979, the Company FactSet was the Company's first product.

    . The Business Segment Analysis. The Business Segment Analysis displays data on a company's reported lines of business, providing a seven year history of sales, operating profits, assets and capital expenditures for each segment and concluding with a composite analysis.

    . The Industry FactSet. The Industry FactSet is a four page report showing detailed financial data for the companies in a particular industry. Individual company size, profitability and growth characteristics are displayed in a comparative format. All income accounts, balance sheets and profitability factors are then combined to create an industry aggregate.

    The FactSet system also includes a series of pre-formatted display screens which facilitate the examination of raw data in the various FactSet databases. These screen reports are either unique to the particular database or common to a class of databases (e.g., securities prices, whether from IDC or Exshare). In most cases, a ticker symbol is all that is required for information retrieval.

  INVESTMENT GRAPHICS

    The Company has preprogrammed a set of charts which can be displayed on-screen and printed. FactSet system graphs present earnings power, growth rates and stock valuation, and include quarterly earnings and sales changes, price/earnings and price/book ratios and relative profitability charted against price/earning ratios. Clients can select from one or more price or valuation charts and vary the start date, currency or scaling, display a relative price line, add volume or moving averages or include other display options.

  PRIVATE DATABASE SERVICE

    The Company offers clients the ability to store their own databases on the FactSet system and access those databases from multiple locations. Using the Private Database Service, clients can store portfolio and investment information, as well as subsets of the FactSet database, on the Company's mainframe computers.

  ALPHA TESTING

    Alpha Testing is a service offered to clients by the Company that allows clients to analyze the relationship between a single or multiple variables and subsequent investment returns over time. The Company's alpha testing model contains a large number of preprogrammed specifications and formulas, or clients can input their own. Clients can place results directly into a variety of report formats as well as their own spreadsheets or other work products.

  CORNERSTONE

    Cornerstone is a set of applications that allows quantitative analysts to quickly and efficiently access large amounts of data directly from the FactSet system. Cornerstone provides the tools those analysts need to specify the sources of data and the layout of the resulting data sets. Freshly updated data sets can then be transferred, at dates and times specified by the client, directly to client workstations for further processing.

SALES AND MARKETING

  SALES

    The FactSet system is sold and marketed through the Company's direct sales and marketing staff, which as of March 31, 1996, consisted of 24 full time employees based at the Company's Greenwich, Connecticut headquarters and at its offices in San Mateo, California, London and Tokyo. Marketing the Company's services requires a skill set which includes knowledge of financial information, information technology and the financial services industry. FactSet has been successful in recruiting, training and retaining talented marketing professionals that meet these criteria. On average, the Company's sales and marketing personnel have been with the Company in excess of seven years and, with few exceptions, spent their first several years in training with FactSet as technical support consultants.


    The Company believes that substantial opportunities exist to both attract new clients and increase its revenues from existing clients. While the Company has achieved excellent penetration of the largest equity investment managers (84 of the top 100 investment managers in the United States are FactSet clients), only approximately 35% of the estimated 900 investment managers in the United States with more than $500 million under management are currently FactSet clients. In addition, while 20 of the largest investment banks in the United States are FactSet clients, only approximately 44% of the estimated 151 securities firms in the United States with more than $20 million in capital are currently FactSet clients. The Company believes that it should be able to increase revenue from its existing clients through the introduction of new applications, databases and technological innovations, many of which are in response to client demand. The Company recently formed an investment banking group to focus exclusively on sales and marketing to the investment banking sector. FactSet also recently established technical development groups focused on the development of applications and services for specific user categories such as portfolio managers, quantitative research analysts and investment bankers. See "-- Engineering and Product Development."



    Between 1988 and 1995, average revenue per client increased from $48,798 to $96,373. This growth resulted to a significant degree from an expansion in the number of databases offered, the addition of new services and growth in the number of workstations per client. As described above, the Company is continuing to develop new applications and services, as well as focused marketing and technical development groups, in order to increase revenues through a further increase in the number of databases and workstations within its clients.



    The Company believes that significant opportunities also exist to market its services internationally. In 1992, the Company began adding databases to the FactSet system--such as Extel and Worldscope--that broadened the system's international scope and enhanced its appeal to international financial services companies. This globalization of the FactSet system's data is ongoing.



    The Company opened its London office in 1993 and, as of March 31, 1996, the Company had 28 clients in Europe with aggregate indicated annual subscription revenues of over $2.4 million. The London office currently includes 11 personnel, including four sales personnel and five client support consultants. The Company's strategy for the European market is to obtain additional clients by increasing potential clients' knowledge of the Company's services and by adding applications and databases to the FactSet system that are particularly suited to those clients' needs.



    The Company began to market its services in the Pacific Rim (principally Japan, Hong Kong and Singapore) in 1993 and now operates an office in Tokyo with two sales personnel and two client support consultants. The Tokyo office is fully linked to FactSet's global communications network, and the Company's bilingual staff provide both telephone and on-site marketing and technical support for the region.



    The Company is focusing its marketing efforts in Japan on the international and domestic sections of large Japanese institutional investment firms, the Japanese divisions of non-Japanese institutional money managers and the research departments of both Japanese and non-Japanese securities firms. The Company has invested considerable resources in developing relationships with potential Japanese clients and studying the particular needs of Japanese financial services companies. Currently, FactSet has 11

Pacific Rim clients--including two of the four largest trust banks in Japan--with over $800,000 in aggregate indicated annual subscription revenues. In Hong Kong and Singapore, the Company is focusing on marketing to regional money management and securities firms, which are often the local operations of global entities that already have an existing relationship with FactSet.


    The Company's strategy is to increase its client base in the Pacific Rim by continuing to adapt its services to the needs of those markets. For example, the Company recently added the Toyo Kezai database, a source of fundamental corporate information on Japanese companies. In addition, the Company believes it will benefit from the increasing use by Pacific Rim financial services companies of LAN-based office computer information systems, which the Company believes will lead to a shift from in-house mainframe environments to one where the focus is an interactive desktop.

  PRICING


    The Company seeks to make its services integral to its clients' investment decision processes. Thus, unlike services that charge fees based in whole or part on actual system usage time, the Company charges fixed monthly amounts which vary among clients based on the number of sites and workstations from which the FactSet system is available and the number of accessible databases and specialized services to which a client subscribes. The Company believes that this pricing policy encourages clients to use the FactSet system regularly. The Company does not enter into formal contracts with clients, a practice which the Company believes enhances its marketing efforts by allowing clients to use the FactSet system without the requirement of a long term commitment.



    Although the Company's subscription charges are quoted to clients in annual amounts, they are earned as services are provided on a month to month basis. The basic FactSet subscription consists of: five databases including fundamental corporate data, securities prices, business news and economic data; two authorized workstations and companion home passwords; a basic application package; and client support and training. Additional databases, passwords and services (including enhanced and specialized applications) are available at additional cost. Over 90% of existing FactSet clients subscribe to additional system services. In many instances, clients must also pay access fees directly to the database providers.



    Each FactSet client has the option to pay subscription charges to the Company either in the form of commissions on securities transactions or on a cash basis. This choice is available regardless of the nature or amount of the services provided by FactSet to such client. When a client elects to pay subscription fees in the form of commissions, the dollar amount payable is higher than the fee that would be payable on a cash basis because of the associated clearing fees payable by the Company on such transactions. However, commissions net of related clearing fees are approximately equal to the fees that would be paid by a client on a cash basis. In addition, although the option to pay subscription charges in the form of commissions is available to all clients, it is impractical for clients that do not engage in securities transactions to utilize this method of payment.


CLIENTS

    The Company's client base consists of investment managers, investment banks and, to a very limited extent, corporations and accounting firms. The Company currently has over 400 clients, the substantial majority of which are located in the United States. For fiscal 1995, average revenue per client was $96,373, with over 30% of the Company's clients producing more than $100,000 of annual revenue. The Company's top ten clients accounted for approximately 11% of revenues and revenue from the largest client was approximately $900,000.


    Investment managers (including the trust departments of commercial banks) make up the Company's largest client group. As of March 31, 1996, approximately 324 of the Company's clients were investment managers, representing approximately 79% of the Company's total client base. For the fiscal year ended August 31, 1995, investment management clients accounted for approximately 82% of the Company's revenue.

    Investment banking firms and broker-dealers (as distinguished from their asset management affiliates) constitute the Company's second largest client group. As of March 31, 1996, approximately 71 of the Company's clients were investment banks. While the Company has achieved moderate penetration of the major firms in this sector, the Company believes that the investment banking area continues to represent an opportunity for growth.

    The Company's major clients have spent increasing amounts on the Company's services. The following table sets forth the aggregate indicated annual subscription revenue from the Company's top ten current clients (with minimum five year history) at December 31 of each year and the compound annual growth rate of such revenue over the period depicted.

                AGGREGATE INDICATED ANNUAL SUBSCRIPTION REVENUE
                       FROM THE COMPANY'S TOP TEN CLIENTS

                                                                  COMPOUND ANNUAL
 1990       1991       1992       1993       1994       1995        GROWTH RATE
- ------     ------     ------     ------     ------     ------     ---------------
                             (DOLLARS IN THOUSANDS)

$1,209     $1,714     $2,026     $2,500     $3,249     $4,036           27.3%


    The Company's revenue per client has sustained consistent growth, growing from $65,764 per client at December 31, 1991 to $96,373 per client at December 31, 1995. The Company enjoys excellent client retention--FactSet's overall client retention rate (on a revenue basis) has been over 95% in each of the past six years.


CONSULTATIVE SERVICES


    Providing superior consultative services is an integral part of the Company's business philosophy and has contributed to a client retention rate of over 95% in each of the past six years. The goal of the Company's 36 full-time client support consultants is to maximize the utility of the FactSet system to clients and thereby promote lasting and mutually-profitable client relationships. Client support consultants work with clients, often at client sites, to develop custom applications tailored to clients' information needs. The Company also conducts several dozen training seminars across the nation annually and maintains a client support hotline and a round-the-clock emergency beeper service. Consulting and training services are provided to clients free of charge.


SYSTEM STRUCTURE

    The design of the FactSet information system is based on the Company's belief that time sensitive information and complex searches and data manipulations can be best managed and delivered from a mainframe hub out to client networks and workstations. The linkage of the Company's mainframe computer power, speed and storage capacity with client terminals and networks results in a highly capable and efficient information delivery system.

  MAINFRAME PLATFORM

    The Company maintains its databases on continually upgraded and fully redundant Digital Equipment Corporation Alpha mainframe computer platforms. To minimize the risk of interrupted operation, the Company maintains redundant mainframe data centers in Greenwich, Connecticut and New York City. On a day-to-day basis, the New York data center handles New York City clients and those clients situated west of the Mississippi, while the Greenwich data center handles the entire East Coast except New York City. The Company has designed the capacity of its mainframe and data storage facilities so that in the event either data center were to cease operation, the other could immediately begin serving all clients from a single location.

    The Company's mainframe platform allows for monthly, daily, hourly and even real-time refreshment of data. The Company believes that this system provides advantages as opposed to alternative systems, including CD ROM based systems, which generally cannot be updated with the same frequency. The Company's databases are updated with a combination of on-line and tape input. For example, securities prices are wire-fed from both IDC and Extel, as are newswires, EDGAR SEC Filings and FIRST CALL Earnings Estimates. Other databases are tape feeds, with updates conducted overnight.

    The Company has developed an advanced, proprietary file structure that allows the FactSet system to provide faster data access speeds. In addition, as part of its database integration function, the Company continually screens for and corrects anomalous data received from suppliers. Adjustments for corporate actions, such as stock splits, are made across all databases to ensure continuity of the data. All screening libraries, involving billions of calculations, are recalculated whenever data are refreshed.

  TELECOMMUNICATIONS

    The Company's communications system is designed to provide a high-speed platform for the delivery of financial and other information. The system is capable of delivering bandwidth-consuming graphics as well as numerical data and can be extended to serve as a distribution vehicle for other financial information products.


    Clients communicate with the Company's system via traditional dial-up telephone modem, direct hardwire with the client, WAN or the Internet. In mid 1993, the Company put into operation a wide area network, or WAN, utilizing frame relay protocols and the SprintNet and NYNEX telecommunications networks. This network configuration allows higher speed data transmission to clients' local area networks and is compatible with all standard local area network protocols. Advantages to clients include data transfer at 56 kilobits per second, unlimited access time without log-outs and the ability to quickly and efficiently add authorized workstations to their service subscriptions. As of March 31, 1996, approximately 25% of FactSet's clients (representing 50% of the Company's authorized workstations) were linked to FactSet via the WAN.


ENGINEERING AND PRODUCT DEVELOPMENT

    The Company recognizes that its continued success depends upon its ability to enhance the FactSet system and to introduce new services that adequately anticipate and address technological and market developments and the needs of the Company's clients. The Company maintains an extensive staff of engineers focusing on both new and improved software applications and system structure and operations.

    The Company is continually refining the process by which new and disparate databases are integrated into the FactSet system. The Company is developing a generalized integration system that it believes will significantly reduce the lead time and costs associated with the addition of new databases. The Company is also developing sophisticated tools for monitoring and maintaining the quality and integrity of data in the FactSet system as such data is routinely updated via feeds from database providers.


    The Company's software engineers are developing applications designed to enhance and leverage the success of FactSet's Windows interface. In connection with this interface, the Company has developed sophisticated system architecture that allows FactSet to centrally control the screen environment of and on-screen special service options available to individual users, thereby eliminating the need to continually upgrade FactSet software on clients' personal computers and workstations. The Company's engineers are also focusing on the needs of the Company's various client groups, and the product development cycle often involves consultation with and feedback from clients. The Company is currently developing an interactive graphics package for portfolio managers that will allow the integration of data from user accounting systems into the FactSet system so that such data can be readily used and presented in client reports.

DATABASES


    As of March 31, 1996, the Company acquired data from 30 information providers supplying over 50 databases. The Company seeks to maintain, when possible, at least two sources for each item of data. The Company contracts with database vendors on either a fixed fee or royalty (per client) basis, with the contracts generally renewable annually and cancelable on one year's notice. FactSet is a significant distributor for many of the databases provided by the Company.


    Currently, the databases offered by the Company as part of its basic subscription package include fundamental corporate data, securities prices, business news and economic data.

    As of March 31, 1996, 91% of the Company's clients subscribed for databases in addition to those offered with the Company's basic service. The Company charges clients based on a fixed annual surcharge for each additional database to which a client desires access. For most databases, the client must also pay an annual fee directly to the database provider.


    The integration of new databases, in addition to making the FactSet system more useful to existing clients, enables the Company to tailor its services to the specific needs of additional user categories and markets. In 1993, the Company added a number of new databases to its library, including earnings estimates from I/B/E/S International, international fundamental corporate data from GLOBAL Vantage and portfolio data from BARRA and F.T. Actuaries. Additions in 1994 included data from Morgan Stanley Capital International and EDGAR SEC filings. In 1995, the Company added International Finance Corporation ("IFC") industry data. The IFC, a subsidiary of the World Bank, is a provider of indices covering emerging markets. The Company also recently introduced the Toyo Kezai database, a source of fundamental corporate information on Japanese companies, CDA Signal and the Russell U.S. Equity Profile, a comprehensive four-page report that computes attribution characteristics of selected portfolios and benchmarks.


    The table below lists the universe of data sources available on the FactSet system.


                                                    NUMBER OF
                                                    COMPANIES
                         DATABASE SUPPLIER          OR ISSUES       LENGTH OF HISTORY         UPDATE CYCLE
                         ---------------------   ---------------    ----------------------    ----------------

CORPORATE AND MARKET

FINANCIAL DATA           COMPUSTAT Annual            10,000         20 Years                  Weekly
                          Industrials
                         COMPUSTAT Quarterly         10,000         48 Quarters               Weekly
                          Industrials
                         COMPUSTAT GLOBAL            11,000         Up to 12 years            Biweekly/Monthly
                          Vantage
                         COMPUSTAT Business           8,000         7 Years                   Weekly
                          Segment
                         COMPUSTAT Geographic         8,000         7 Years                   Weekly
                          Segment
                         COMPUSTAT Bank                150          20 Years/40 Quarters      Weekly
                         COMPUSTAT                     100          20 Years/40 Quarters      Weekly
                          Telecommunications
                         COMPUSTAT Utility             300          20 Years/40 Quarters      Weekly
                         COMPUSTAT Research           7,700         20 Years                  Weekly
                          Annual
                         COMPUSTAT Research           7,700         48 Quarters               Weekly
                          Quarterly
                         COMPUSTAT SIC Code          10,000         Current                   Weekly
                         COMPUSTAT Canadian            600          20 Years/20 Quarters      Weekly
                          Annual, Quarterly,
                          PDE
                         Ford Investor Service        3,360         Since 1970                Weekly

                                                    NUMBER OF
                                                    COMPANIES
                         DATABASE SUPPLIER          OR ISSUES       LENGTH OF HISTORY         UPDATE CYCLE
                         ---------------------   ---------------    ----------------------    ----------------
                         Morgan Stanley               4,200         7 years                   Daily/Monthly
                          Capital
                          International
                         Toyo Keizai Inc.             2,900         15 years                  Weekly
                         Value Line                   5,000         Since 1969                Weekly
                          Fundamental
                          Databases
                         Worldscope Global           12,500         Since 1980                Weekly
                         Worldscope Emerging          2,500         Since 1990                Weekly
                          Markets

SECURITIES PRICES

                         I.D.C. Stock & Option       36,000         Since November 1984       Daily
                          Prices
                         I.D.C. Bond Prices          15,000         Since July 1987           Daily
                         Exshare Global Equity       30,000         Since March 1985          Daily
                          Prices
                         FactSet Historical          25,000         Since 1972                Daily
                          Prices
                         COMPUSTAT                   10,000         Since January 1962        Monthly
                          Price/Dividends/Earnings
                         COMPUSTAT Research           7,700         Since January 1962        Monthly
                          Price/Dividend/Earnings

BUSINESS

NEWS/CORPORATE           FIRST CALL Notes             5,500         Since 1993                Real-Time
DESCRIPTIONS             S&P Corporation             12,000         Since 1988                Biweekly
                          Records
                         S&P Daily News              12,000         Since 1988                Daily
                         PR Newswire                 15,000         Since 1990                Real-Time
                         Business Wire               10,000         Since October 1992        Real-Time
                         CDA/Investnet Signal         6,500         Since 1985                Weekly
                          II
                         Information Access          180,000        Since 1990                Monthly
                          Private Companies

SEC

INFORMATION              EDGAR SEC Filings           20,000         Since April 1993          Real-Time

EARNINGS

ESTIMATES                FactSet/FIRST CALL           6,500         Since June 1989           Real-Time
                          RTEE
                         I/B/E/S U.S. Earnings     over 5,000       3 Years                   Daily
                          Estimates (annual &
                          quarterly)
                         I/B/E/S U.S.                10,500         20 Years                  Weekly
                          Historical Estimates
                          (annual & quarterly)
                         I/B/E/S International       11,000         3 Years                   Weekly
                          Estimates
                         I/B/E/S International       16,000         9 Years                   Weekly
                          Historical Estimates
                         Value Line                   1,600         Since May 1992            Weekly
                         Estimates/Projections

BENCHMARK DATA

                         Standard & Poor's         9 Indices;       Current                   Daily
                          Indices                1,500 Companies
                         Russell U.S. Equity       18 Indexes       Since 1990                Monthly
                          Profiles
                         Russell Indexes           18 Indexes;      Current                   Monthly
                                                 3,000 Companies
                         Morgan Stanley            92 Indices       Up to 28 Years            Daily
                          Capital
                          International
                          Indices
                         FT/S&P Actuaries          39 Indices;      Up to 10 years            Daily/Monthly
                          World Indices          2,300 Companies
                         IFC (Emerging             60 Indices;      Since 1975                Daily/Weekly/Monthly
                          Markets)               1,650 Companies
                         FT-SE U.K. Series         5 Indices;       Current                   Daily
                                                  950 Companies
                         CAC (France)             40 Companies      Current                   Daily
                         DAX (Germany)            30 Companies      Current                   Daily

FIXED

INCOME                   Moody's Ratings             30,000         10 Years                  Daily
DATA                     Duff & Phelps Credit         4,300         Since 1973                Daily
                          Ratings Co.

                                                    NUMBER OF
                                                    COMPANIES
                         DATABASE SUPPLIER          OR ISSUES       LENGTH OF HISTORY         UPDATE CYCLE
                         ---------------------   ---------------    ----------------------    ----------------
                         Fitch Investor                325          Current                   Monthly
                          Services
                         I.D.C. Call/Put/            18,000         Current                   Monthly
                          Sinking Fund
                          Features

ECONOMIC

DATA                     BCI Economic Series           200          Since 1945                Monthly
                         OECD Main Economic        over 2,000       Since 1960                Monthly
                          Indicators

OTHER

SERVICES                 BARRA U.S. Equity            7,000         Current                   Monthly
                          Model
                         Columbine Capital           12,000         Current                   Weekly
                          Services
                         Invest/Net Insider           8,000         Since 1985                Daily
                          Trading
                         Trinity Multiplex            1,000         Since 1994                Monthly
                          Forecast


- ------------
All database names are trademarks or registered trademarks of their respective companies.

  FUNDAMENTAL CORPORATE AND MARKET FINANCIAL DATA


    Fundamental corporate and market data is a core basic service of the FactSet system. These databases allow retrieval of information as broad as the historical price/earnings ratios of the S&P 500 or the current CPI-U deflator or as strictly defined as the comparative returns on assets of Japanese and French telecommunications companies. The majority of FactSet system usage comes from clients downloading and screening the fundamental and price performance of investment securities. The major databases integrated by the Company in this category are:



    . COMPUSTAT. The COMPUSTAT database, produced by the Standard & Poors subsidiary of McGraw-Hill, provides financial, statistical and market information covering more than 10,000 publicly-traded companies in North America. COMPUSTAT's GLOBAL Vantage product, introduced in the FactSet system in 1993, provides fundamental and market-related data for more than 11,000 industrial and financial companies in 70 countries worldwide.



    . Value Line. The Value Line databases contain comprehensive annual and quarterly income statement, balance sheet, and cash flow data for more than 5,000 industrial, transportation, utility, retail, bank, insurance and savings and loan companies. The Value Line database also provides a number of pre-computed and commonly used ratios and investment ratings.



    . Worldscope. The Worldscope database, produced by Disclosure/Wright
      Investor Services, provides financial information on 12,000 companies in 38 developed countries and 2,500 companies in 27 emerging market countries.



  SECURITY PRICES


    The FactSet system offers securities prices from the following sources:

    . I.D.C. Daily Stock, Option and Bond Prices. The Company receives nightly security pricing and related information for each trading day. The database contains daily high, low and closing prices and volume for over 36,000 securities. In addition to common stocks, the price database contains preferred stock, convertible bonds, convertible preferreds, warrants, indices and options. In addition, over 15,000 corporate bond issues, treasuries, agencies, and bond indices are updated daily.

    . Exshare Global Equity Prices. Global equity prices are transmitted to the Company daily. The database contains daily prices from January 1985 for more than 30,000 non-U.S. securities and indices.

    . FactSet Historical Prices. The Company maintains historical prices on
      25,000 U.S. securities back to 1972.

    . COMPUSTAT Monthly Price/Dividend/Earnings Database. The
      Price/Dividend/Earnings data-base is a library of financial and market information for over 10,000 industrial and non-industrial companies and approximately 120 industry indices and composites.


  BUSINESS/CORPORATE DESCRIPTIONS

    The Company offers several databases which transmit corporate news or actions:


    . FIRST CALL Notes. First Call Notes provides real-time transmission of analyst morning meeting notes, earnings announcements, industry reports and corporate news. More than 30 investment banks, covering more than 5,000 companies, contribute to this service.



    . S&P Corporation Records/S&P Daily News. This database contains corporate descriptions and daily updated news covering over 12,000 companies.



    . PR Newswire. PR Newswire is a real-time news feed containing press releases from more than 15,000 companies. PR Newswire is included in the basic FactSet subscription.


    . Business Wire. Business Wire provides real-time corporate news including product announcements, financial results and employee changes. Business Wire is included in the basic FactSet subscription.

    . CDA Investnet. CDA Investnet contains nightly updated transactions by more than 100,000 individuals and 8,000 companies dating back to 1985.

    Each of these databases allow the user to search for individual companies or to create a watch list to monitor specific companies. Items can be viewed, printed, or downloaded. With the exception of PR Newswire and Business Wire, these databases carry a surcharge.

  SEC INFORMATION


    During 1994, the Company introduced EDGAR on FactSet. This service provides access to EDGAR SEC Filings which are updated continuously. EDGAR on FactSet provides clients with access to the latest SEC filings as well as an archive of those documents filed through EDGAR since April 1993. EDGAR on FactSet allows clients to view, print, download (to a spreadsheet) or capture (to a text file) Form 10-K's, Form 10-Q's, proxy statements and Form 8-K's among other SEC documents, keep track of that day's filing activity for any portfolio of companies and search for SEC documents by issuer, date or full text search.


    The EDGAR database is currently comprised of 10,232 companies and is scheduled to include all U.S. publicly reporting companies as well as thousands of trusts and mutual funds by mid-1996.

  EARNINGS ESTIMATES


    Earnings estimates are important to the investment decision process at many investment managers. Earnings estimates, which are generated primarily by brokerage research analysts, are supplied on the FactSet system by three services.



    . FactSet/FIRST CALL Real Time Earnings Estimates. FactSet/FIRST CALL provides a chronology of nearly 200 brokers' individual estimates on over 5,000 companies, with information updated continuously throughout the day so that the latest estimate changes are immediately available to all subscribers. Annual and quarterly estimates are available for the current and next fiscal year. Long-term growth rate estimates are also included. The information is continuously updated throughout the day. Data is available from June 1989.



    . I/B/E/S U.S. Earnings Estimates. I/B/E/S International Inc. is a service that monitors earnings estimates produced by brokerage firm analysts on companies of interest to institutional investors. The Company receives daily updates from I/B/E/S and maintains a database comprised of more than 5,000 companies. Estimates include the annual estimate for the current and next fiscal years, quarterly estimates for the current and three ensuing quarters, and the long-term growth rate. The Company provides three years of history for the annual estimate and the long-term growth rate. In addition, I/B/E/S U.S. Historical Estimates provides the same estimate information for over 10,500 companies (including companies that no longer trade) annually from 1976 and quarterly from 1984.



    . I/B/E/S International Inc. I/B/E/S International delivers consensus earnings estimates for more than 11,000 publicly traded companies in 44 countries. In addition, I/B/E/S International Historical Estimates provides the same estimate information for over 16,000 international companies (including companies that no longer trade) annually since 1987.


    . Value Line Estimates and Projections. The Value Line Estimates and
      Projections database is, with few exceptions, comprised of the same universe of companies that Value Line follows in its historical database. The estimates, projections and ratings contained in this database correspond with the most recently published information in the Value Line Investment Survey. All data is reviewed and updated at least once a quarter. However, new earnings and dividend information is added whenever reported by the company.

  BENCHMARK DATA

    Benchmark data permits clients to measure the performance of their investments against relevant indices. The Company offers the following sources of benchmark data:


    . Standard & Poor's Indices. This database provides daily changes in constituents and weights for the major S&P indices, including the 500 Industrials, 100 Transports, Financials, Utilities, Mid Cap, Small Cap and Super Composite.



    . Russell Equity Profiles. The Russell U.S. Equity Profiles calculates investment style and structure characteristics for clients' portfolios, allowing them to measure their portfolio's performance against relevant benchmark indices.



    . Morgan Stanley Capital International Indices. The Morgan Stanley Capital
      International Indices are designed to measure the performance of the stock markets around the world. Among the indices calculated daily are indices of 46 countries, 38 industries and 8 economic sectors. Regional and global indices are also calculated for the developed and emerging markets, and the combination of the two.



    . FT/S&P Actuaries World Indices. The FT/S&P Actuaries World Indices provides rigorous global performance benchmarks covering 26 countries, 12 regions, 7 economic sectors, and 36 industries. More than 1,700 index levels measure each performance category globally and by country, and region.



    . IFC (Emerging Markets). The IFC database provides emerging marked indices and detailed market data for 27 stock markets globally.


COMPETITION

    The financial information services industry is competitive and characterized by rapid technological change and the entry into the field of large and well-capitalized companies as well as smaller competitors. In a broad sense, the Company competes or may compete directly and indirectly in the United States and internationally with large, well-established news and information providers such as Dialog, Disclosure, Dow Jones, Lexis/Nexis, Pearson, Reuters and Thomson, market data suppliers such as ADP, Bloomberg and Telerate, as well as many of the database providers from whom the Company obtains data for inclusion in the FactSet system. The Company's most direct competitors include on-line and CD-ROM database suppliers and integrators such as OneSource Inc., COMPUSTAT PC Plus, Baseline, DAIS Group, IDD Information Services and Track Data Corp. primarily in the United States and Datastream and Randall-Helms primarily in international markets. Many of these competitors offer databases and applications that, in one form or another, are similar to the databases and applications offered by the Company, in some cases at lower prices. While many of the Company's competitors offer similar applications, the Company believes that none offer a package of applications as comprehensive and user-friendly as those offered by the Company.


GOVERNMENT REGULATION

    To facilitate the receipt of revenues on a commission basis, the Company's wholly owned subsidiary, FDS, is a member of the National Association of Securities Dealers, Inc. and is a registered broker-dealer under Section 15 of the Securities and Exchange Act of 1934 (the "Exchange Act"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview". Rule 15c3-1 under the Exchange Act requires that FDS maintain minimum net capital equal to the greater of $5,000 or 6.67% of aggregate indebtedness and a ratio of aggregate indebtedness to net capital of not more than 15 to 1. FDS may be prohibited from paying cash dividends to the Company if such dividends would result in its net capital falling below the minimum requirement or its ratio of aggregate indebtedness to net capital exceeding 15 to 1. In addition, Rule 15c3-1 requires that FDS notify the Securities and Exchange Commission ("SEC") and the appropriate self-regulatory organization two business days before a withdrawal of excess net capital if the withdrawal would exceed the greater of $500,000 or 30% of the FDS's net capital, and two business days after a withdrawal that exceeds the greater of $500,000 and 20% of net capital. Finally, Rule 15c3-1 authorizes the SEC to order a freeze on the transfer of capital if FDS plans a withdrawal of more than 30% of its excess net capital and the SEC believes that such a withdrawal would be detrimental to the financial integrity of FDS. Compliance with Rule 15c3-1 could limit the Company's ability to undertake certain capital expenditures. At February 29, 1996, FDS had net capital of $2,104,657, which was $1,788,716 in excess of its minimum net capital requirement of $315,941, and a ratio of aggregate indebtedness to net capital of
2.25 to 1.

EMPLOYEES


    The Company had 116 full time employees as of May 31, 1996. The Company's employees are not represented by any collective bargaining organization and the Company has never experienced a work stoppage. The Company's philosophy is to reward employees for outstanding performance and continued service to the Company. The Company believes that its relationships with its employees are good.


PROPERTIES

    The Company's principal executive offices are located in Greenwich, Connecticut. The Company maintains redundant mainframe computer centers at its Greenwich facility and at a facility in New York City. The Greenwich facility consists of approximately 37,000 square feet of office and computer center space, 11,000 square feet of which the Company acquired in late 1995 and is in the process of renovating. The Company also maintains offices in San Mateo, California, London, England and Tokyo, Japan. The Company is currently expanding its facilities in San Mateo. The Company leases all of its facilities.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND ADDITIONAL KEY PERSONNEL

    Set forth below is information concerning the current executive officers and directors of the Company. The Board of Directors currently has three members, one of whom is not also an employee of the Company. The Company anticipates that it will add two additional outside directors shortly after the Offering.


    NAME                                     AGE           POSITION WITH THE COMPANY
    ----                                     ---           -------------------------
Howard E. Wille...........................   68    Chairman of the Board of Directors, Chief
                                                     Executive Officer and Director
Charles J. Snyder.........................   53    President, Chief Technology Officer and
                                                     Director
Ernest S. Wong............................   41    Vice President and Chief Financial Officer
Joseph E. Laird, Jr.......................   50    Director


    Set forth below is information concerning certain other key additional personnel of the Company.


    NAME                                     AGE           POSITION WITH THE COMPANY
    ----                                     ---           -------------------------
Timothy J. Aune...........................   33    Director of Pacific Rim Operations and
                                                     President of FactSet Pacific Inc.
Jon D. Carlson............................   29    Director of PC Software Development
Nathanial B. Day..........................   58    Senior Sales Executive
Michael F. DiChristina....................   33    Director of Engineering
William F. Faulkner.......................   40    Director of Product Development
Philip A. Hadley..........................   33    Director of Sales and Marketing
Edward A. Martin..........................   31    Director of Information Research
Kristen L. McCutcheon.....................   29    Director of Technical Support
Adelaide P. McManus.......................   40    Chief Administrative Officer
Townsend Thomas...........................   32    Director of Systems Engineering
Susan L. Warzek...........................   33    Director of Communications
Merle E. Yoder............................   37    Director of European Operations and
                                                     Managing Director of FactSet Limited



    Howard E. Wille, Chairman of the Board of Directors, Chief Executive Officer and Director. Mr. Wille was a founder of the Company in 1978 and has held his current positions with the Company since that time. From 1966 to 1977, Mr. Wille was a partner and Director of Research at Faulkner Dawkins & Sullivan, a Wall Street investment firm, and held a managerial position with Shearson Hayden Stone after its acquisition of Faulkner Dawkins & Sullivan in 1977. He was President and Chief Investment Officer of Piedmont Advisory Corporation from 1961 to 1966 and, prior to that time, served as a securities analyst, investment manager and investment counselor for several firms. Mr. Wille received a B.A. in Philosophy from the City College of New York. Mr. Wille has been a director of the Company since its formation.



    Charles J. Snyder, President, Chief Technology Officer and Director. Mr. Snyder was a founder of the Company in 1978 and has held his current positions with the Company since that time. From 1964 to 1977, Mr. Snyder worked for Faulkner Dawkins & Sullivan, eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone after its acquisition of Faulkner Dawkins & Sullivan in 1977. Mr. Snyder received a B.S.E. in Electrical Engineering from Princeton University and an M.S. in Mathematics from New York University. Mr. Snyder has been a director of the Company since its formation.



    Ernest S. Wong, Vice President and Chief Financial Officer. Mr. Wong joined the Company as Vice President and Chief Financial Officer in June 1996. Between 1991 and 1996, he held several positions with Montedison, S.P.A., including Vice President, Finance and Treasurer of Montedison U.S.A. and Director of Corporate Finance of Montedison Corporation of America. Mr. Wong received a B.A. in Social Psychology from Cornell University and an M.B.A. in Finance from Columbia University Graduate School of Business.



    Joseph E. Laird, Jr., Director. Mr. Laird has been a Managing Director of Veronis, Suhler & Associates, the leading specialty investment bank exclusively serving the media and information industries, since 1989. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and then investment strategist for Paine Webber Mitchell Hutchins. Mr. Laird has been a director of the Company since 1993.



    Timothy J. Aune, Director of Pacific Rim Operations and President of FactSet Pacific Inc. Mr. Aune joined the Company in 1987 as a sales representative and has held his current positions since 1995. Prior to joining the Company, he was a sales engineer with Tektronix, Inc. Mr. Aune received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.



    Jon D. Carlson, Director of PC Software Development. Mr. Carlson joined the Company in 1988 as a technical consultant and has been Director of PC Software Development since 1992. He received a B.S. in Mechanical Engineering from Stanford University.


    Nathanial B. Day, Senior Sales Executive. Mr. Day joined the Company in 1981 and has held his current position since 1988. Previously, he was an institutional securities salesman with Faulkner Dawkins & Sullivan, prior to which he was a member of the New York Stock Exchange between 1966 and 1969. Mr. Day received a B.A. in Marketing from Lehigh University.

    Michael F. DiChristina, Director of Engineering. Mr. DiChristina joined the Company in 1986 and has held his current position since 1991. Prior to joining the Company, he was a software engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

    William F. Faulkner, Director of Product Development. Mr. Faulkner joined the Company in 1986 and has held his current position since 1990. Previously, he served as an analyst at Delafield Harvey Tabell, an investment management firm. Mr. Faulkner received a B.A. in Psychology from Boston University and an M.S. in Biopsychology from Rutgers University.

    Philip A. Hadley, Director of Sales and Marketing. Mr. Hadley joined the Company in 1985 and has held his current position since 1989. Prior to joining the Company, he was a staff auditor for Cargill Corporation. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and is a Chartered Financial Analyst.

    Edward A. Martin, Director of Information Research. Mr. Martin joined the Company as a systems programmer in 1988 and has held his current position since 1995. Previously, he was a staff scientist at the Massachusetts Institute of Technology's Lincoln Laboratory. Mr. Martin received a B.S. and an M.S. in Digital Signal Processing from the Massachusetts Institute of Technology.


    Kristen M. McCutcheon, Director of Technical Support. Ms. McCutcheon joined the Company in 1992 and has held her current position since 1993. Previously, she served as a financial analyst at Capricorn Management and as a research analyst at Chemical Bank. Ms. McCutcheon received a B.A. in Economics from the State University of New York at Binghamton and an M.B.A from the University of Connecticut.



    Adelaide P. McManus, Chief Administrative Officer. Ms. McManus joined the Company in 1980 and has held her current position since 1985. She received a B.A. in Economics from Marymount College and an M.B.A in Finance from Fordham University.

    Townsend Thomas, Director of Systems Engineering. Mr. Thomas joined the Company in 1985 and has held his current position since 1991. He received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.


    Susan L. Warzek, Director of Communications. Ms. Warzek joined the Company in 1989 and has held her current position since 1993. Prior to joining the Company, she was a research associate with Wheat First, Butcher & Singer, where she followed the retail and consumer products industries and published a weekly analyst commentary for institutional clients. Ms. Warzek received an A.B. in Government & Law from Lafayette College.



    Merle E. Yoder, Director of European Operations and Managing Director of FactSet Limited. Mr. Yoder joined the Company in 1983 as a Sales Representative and has held his current positions since 1993. He received a B.S. in Electrical Engineering from Purdue University.


ELECTION AND COMPENSATION OF DIRECTORS

    The Board of Directors is divided into three classes, each class as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three year term. Directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of the Company then entitled to vote generally in the election of directors, voting as a single group at a meeting of the stockholders called and held for that purpose. See "Description of Capital Stock."


    Directors who are also employees of the Company are not separately compensated for serving on the Board of Directors. Following the Offering, non-employee directors will be compensated through cash payments for attendance at Board and committee meetings and will be reimbursed for related travel expenses. Non-employee directors will receive an annual retainer of $15,000 plus $1,000 for attending each meeting of a committee of the Board of Directors ($500 for participating by telephone). In addition, committee chairmen will receive an annual fee of $2,500. Mr. Laird has not in the past received any cash compensation for his services as a director of the Company. However, Mr. Laird's firm, Veronis, Suhler & Associates ("Veronis") has received FactSet services for which it has not been separately charged. In 1995, the value of such services was $93,973. In connection with the Offering, the Company is entering into a consulting agreement with Veronis pursuant to which Veronis will receive up to $100,000 per year of FactSet services, as requested by Veronis. In return, the Company will be entitled to receive certain consulting and investment banking services from Veronis.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    During the fiscal year ended August 31, 1995, the Company had no separate compensation committee or other committee performing similar functions. Decisions concerning compensation of executive officers were made by the Board of Directors which, in fiscal 1995, consisted of Messrs. Wille, Snyder and Laird. It is expected that following the Offering, the Board of Directors will establish a compensation committee, a majority of the members of which will consist of outside directors.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table summarizes the compensation paid by the Company to its executive officers for the fiscal year ended August 31, 1995.

                           SUMMARY COMPENSATION TABLE


                                              ANNUAL COMPENSATION              SECURITIES
                                    ---------------------------------------    UNDERLYING
                                                                 OTHER           COMPANY
NAME AND PRINCIPAL                                              ANNUAL         OPTIONS/SAR     ALL OTHER
  POSITION                  YEAR     SALARY      BONUS      COMPENSATION(1)      GRANTS       COMPENSATION
- -------------------------   ----    --------    --------    ---------------    -----------    ------------
Howard E. Wille, Chairman
  and Chief Executive
Officer..................   1995    $607,500       --          $  71,163           --           $452,000(2)
Charles J. Snyder,
  President and Chief
Technology Officer.......   1995     545,000       --             20,516           --             40,000(3)
John S. Gross, former
  Chief Financial
Officer(4)...............   1995     141,346    $ 25,000          11,925           --             --


- ------------
(1) Represents (i) tax payments made by the Company on behalf of Messrs. Wille and Snyder and (ii) ESOP contributions of $41,325 on behalf of all executive officers.


(2) Includes compensation of $340,000, gross of related taxes, paid by the Company to Mr. Wille to pay interest payable on a note due to the Company (see Note 5 to the Company's Consolidated Financial Statements) and approximately $112,000 representing premiums paid by the Company on key man life insurance policies for Mr. Wille.



(3) Represents approximately $40,000 of premiums paid by the Company on key man life insurance policies for Mr. Snyder.



(4) Effective January 3, 1995, Mr. Gross was granted options representing 30,000 shares of Common Stock under the Company's 1994 Stock Option Plan. In February, 1996, Mr. Gross resigned from the Company, at which time he exercised the vested portion of his options (representing 6,000 shares) and forfeited the unvested portion (representing 24,000 shares).


    Option Exercises and Holdings. The following table sets forth certain information as of August 31, 1995 concerning exercisable and unexercisable stock options held by the Company's executive officers. There were no option exercises in fiscal 1995 by such executive officer.

                                                        FISCAL YEAR-END OPTION VALUES
                                  --------------------------------------------------------------------------
                                    NUMBER OF SECURITIES UNDERLYING
                                        UNEXERCISED OPTIONS AT            VALUE OF UNEXERCISED IN-THE-MONEY
                                            FISCAL YEAR END                 OPTIONS AT FISCAL YEAR END(1)
                                  -----------------------------------    -----------------------------------
NAME                              EXERCISABLE           UNEXERCISABLE    EXERCISABLE           UNEXERCISABLE


John S. Gross..................      --                     30,000         $--                   $ 399,000


- -------------------

(1) The value of "in-the-money" options represents the difference between the exercise price of such option and the assumed initial public offering price of $16.00 per share of the Common Stock.



EMPLOYMENT AGREEMENTS



    The Company has entered into employment contracts with Howard E. Wille, the Company's Chairman and Chief Executive Officer, and Charles J. Snyder, the Company's President and Chief Technology Officer. Under the agreements, Messrs. Wille and Snyder will be employed in their current positions for three year terms that renew annually and are terminable by the Company or the executive on one year's notice. The agreements provide for annual base salaries of $300,000 for Mr. Wille and $300,000 for Mr. Snyder and entitle each to participate in any bonus or employee benefit plans and arrangements from time to time in effect. In the event the employment of Mr. Wille or Mr. Snyder is terminated by the Company for reasons other than their disability or Cause, as defined in the agreements, Mr. Wille or Mr. Snyder, as the case may be, will be entitled to receive (i) a lump sum payment of three times the sum of his base salary and the average bonus paid to him over the prior three calendar years, (ii) three years of continuing participation in the Company's benefit plans (or, if not possible for any reason, comparable arrangements providing substantially similar benefits) and (iii) in the event such termination of employment is in connection with a change of control (within the meaning of Section 280G of the Internal Revenue Code of 1986) of the Company reimbursement for any excise taxes incurred as a result of the termination payments described herein. Also under the agreements, Messrs. Wille and Snyder will agree not to engage in certain activities in competition with the Company, including directly or indirectly owning, managing, operating, joining, controlling, employment by or participation in or consulting for any business which is similar to or competes with the Company or its subsidiaries, during the term of their respective employment with the Company and for two years thereafter.



    The Company has also entered into a letter agreement with Ernest S. Wong, the Company's new Vice President and Chief Financial Officer, relating to the terms of his employment. Under the agreement, Mr. Wong will receive a base salary of $175,000 per year and a minimum bonus of $50,000 following his first full year of employment. In future years, Mr. Wong's bonus will be at the discretion of the Board of Directors. Mr. Wong will also receive a one-time sign-on bonus of $25,000, payable in July 1997, as well as options to purchase up to 40,000 shares of Common Stock. In addition, in the event Mr. Wong is terminated by the Company at any time for reasons other than good cause, as set forth in the agreement, the Company will continue to pay his base salary and standard employment benefits for twelve months following the date of such termination. In the event Mr. Wong is terminated for any reason within one year following a change in control of the Company, as defined in the agreement, Mr. Wong will be entitled to continue receiving his base salary and standard employment benefits for two years from the date of such termination.



COMPANY STOCK OPTION PLANS



    The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors on December 21, 1994 and approved by the Company's stockholders on December 22, 1994. Under the 1994 Plan, incentive stock options ("ISOs") and non-qualified stock options to purchase up to 1,481,000 shares of Common Stock were granted to employees of the Company. Options granted under the 1994 Plan expire not more than 10 years from the date of grant and generally vest at a rate of 20% per year beginning one year after the grant date. As of February 29, 1996, options to purchase 1,451,000 shares of Common Stock were outstanding under the 1994 Plan.


    The 1994 Plan is administered by the Board of Directors. Options granted under the plan are not transferrable or assignable other than by will or the laws of decent and distribution and may be exercised, during the grantee's lifetime, only by the grantee. In addition, most grantees under the 1994 Plan are subject to a noncompetition provision prohibiting the grantee from engaging in certain acts in competition with the Company during the grantee's employment and for two years thereafter or, if longer, such period as the grantee continues to own stock acquired pursuant to the exercise of an option granted under the 1994 Plan.


    Prior to the Offering, the Company will adopt the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan will be substantially similar to the 1994 Plan and will provide for the issuance of options to purchase up to 950,000 shares of Common Stock at the market price of the shares on the date such options are granted. The 40,000 options to be granted pursuant to the employment agreement between the Company and Ernest S. Wong, the Company's Vice President and Chief Financial Officer, will be granted under the 1996 Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

    The FactSet Employee Stock Ownership Plan ("ESOP") was adopted in 1985 for the purpose of enabling eligible employees of the Company and its subsidiaries to acquire a proprietary interest in the Company and to provide economic benefits to such employees upon their retirement or disability or to their beneficiaries upon their death. Employees who have completed one "Year of Service" (as defined in the plan) with the Company are eligible to participate in the ESOP. As of February 29, 1996, there were 75 participants.

    The ESOP, which is administered by a Plan Committee appointed by the Board of Directors, is a defined contribution plan designed to invest primarily in the Common Stock of the Company. Under the plan, an account is established for each participant. The Company may contribute to the ESOP, in any "Plan Year" (defined as the twelve-month period beginning on September 1, and ending on August 31, i.e. the fiscal year of the Company), cash, securities of the Company or other property of any kind as and when determined by the Board of Directors. Amounts contributed by the Company are initially held in a trust fund (the "Trust Fund") established by a trust agreement between the Company and a Trustee appointed by the Board of Directors.

    Company contributions to the Trust Fund with respect to any Plan Year are allocated, as of the last day of such Plan Year, among individual accounts of eligible participants. Such allocations are made pro rata in the proportion that each eligible participant's compensation bears to the aggregate compensation of all eligible participants during such Plan Year. Dividends, distributions and other income and earnings received during a Plan Year on shares of Common Stock or other assets credited to a participant's account are invested in shares of Common Stock and allocated as of the last day of such Plan Year to each participant's account in proportion to the respective balances in such accounts as of the first day of the Plan Year, after giving effect to distributions from such accounts made during such Plan Year.

    Each participant's account generally vests in accordance with such participant's number of years of service, with full vesting after seven years of service. ESOP participants who leave employment with the Company prior to complete vesting of their accounts forfeit amounts allocated to their accounts that are not yet vested. Forfeited amounts are reallocated pro rata among other ESOP participants based on their respective compensation amounts.

    The vested interests of plan participants and former participants are distributed in a lump sum upon such participant reaching the age of 65. A participant who reaches the age of 65 but remains employed by the Company may elect to receive the distribution of his or her vested interest as of the last day in any subsequent Plan Year, provided that the distribution shall begin no later than April 1 following the calendar year in which the participant attains the age of 70 1/2. In the event of the death of a participant or former participant prior to distribution, the entire balance in the participant's account or the vested interest in a former participant's account, as of the last day of the Plan Year in which the death occurs is distributed to the participant's or former participant's beneficiary. In the event of the Disability (as defined in the plan) of a participant or former participant, the entire balance in the participant's account or the vested interest in a former participant's account as of the last day of the Plan Year in which the disability occurs is distributed to such participant or former participant. Distributions of benefits under the plan may be made in whole shares of Common Stock or in cash, or in a combination thereof, provided that a participant or former participant has the right to demand that the distribution be made in Common Stock.


    The ESOP is intended to constitute a "qualified plan" within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to qualify as an "employee stock ownership plan" under Section 4975(e)(7) of the Code.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 29, 1996 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director and the Named Executive Officers of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each Selling Stockholder.



                                             BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                              PRIOR TO OFFERINGS                       AFTER OFFERINGS
                                             --------------------    SHARES BEING    --------------------
                   NAME                       SHARES      PERCENT      OFFERED        SHARES      PERCENT
                   ----                      ---------    -------    ------------    ---------    -------
Howard E. Wille(1)(2).....................   3,863,300      40.6%      1,562,500     2,300,800      24.2%
Charles J. Snyder(1)(3)...................   3,670,800      38.5       1,562,500     2,108,300      22.1
FactSet Research Systems Inc. Employee
Stock Ownership Plan(1)...................     787,824       8.3         --            787,824       8.3
All directors and executive officers of
  the Company as a Group..................   7,534,100      79.1       3,125,000     4,409,100      46.3


- ------------
(1) The address for each of these beneficial owners is FactSet Research Systems Inc., One Greenwich Plaza, Greenwich, CT 06830.


(2) In addition to the shares of Common Stock held beneficially by Mr. Wille, Mr. Wille's adult children own beneficially an aggregate of 306,700 shares of Common Stock and Adelaide P. McManus, Mr. Wille's spouse and the Company's Chief Administrative Officer, holds options to purchase 60,000 shares of Common Stock. Mr. Wille disclaims beneficial ownership of such shares.



(3) In addition to the shares of Common Stock held beneficially by Mr. Snyder, Mr. Snyder's adult children own beneficially an aggregate of 499,200 shares of Common Stock. Mr. Snyder disclaims beneficial ownership of such shares.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

REGISTRATION RIGHTS


    Pursuant to a registration rights agreement between the Selling Stockholders and the Company (the "Registration Agreement"), the Selling Stockholders and certain transferees (the "Sellers") have the right to require that the Company register under the Securities Act or qualify for sale (in either case, a "demand registration") any securities of the Company that they own, including shares of Common Stock, and the Company is required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions, including that the Company shall not be obligated to register or qualify such securities more than two times in any 12 month period and then only if the request is to register at least 3% of the total number of shares of Common Stock at the time issued and outstanding. In addition, if the Company proposes to register shares of Common Stock under the Securities Act, the Sellers have the right to request the inclusion of their securities in such registration statement, subject to certain limitations and conditions, among them the right of the underwriters of such registered offering to exclude or limit the number of their shares included in such offering. The Company will bear the entire cost of the first three demand registrations attributable to each Selling Stockholder and the Sellers will each bear one-half of the costs of any subsequent demand registrations. These costs include legal fees and expenses of counsel for the Company, registration fees, printing expenses and other related costs. The Sellers will pay any underwriting discounts and commissions associated with the sale of their securities and the fees and expenses of their counsel.


    The Company has agreed that in the event of any registration of securities pursuant to the Registration Agreement, it will indemnify the Sellers against certain liabilities incurred in connection with such registration, including liabilities under the Securities Act. The Sellers will provide a similar indemnity for liabilities incurred as a result of information jointly identified in writing by the Company and the Sellers as concerning the Sellers and their security holdings in the Company and as identified for use in such registrations statement by the Sellers.

    Subject to certain limitations and conditions, the registration rights held by the Selling Stockholders may be transferred with their securities. The Registration Agreement also contains various covenants imposing certain obligations upon the Company in connection with its performance under such agreement including, among other things, furnishing copies of any prospectus to the Selling Stockholders, entering into an underwriting agreement, listing the securities as requested and taking such other necessary actions.

LOANS TO SELLING STOCKHOLDER

    As of February 29, 1996, the Company had loans outstanding to Howard E. Wille, the Chairman of the Board and Chief Executive Officer of the Company and one of the Selling Stockholders, in the aggregate amount of $3,846,703. These loans, in the form of a promissory note in the amount of $3,250,000 bearing interest at a rate of 5.8% per anum and a non-interest-bearing advance in the amount of $596,703, will be repaid in full promptly following the completion of the Offering. See Note 5 to the Company's Consolidated Financial Statements.

RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN UNDERWRITERS


    Certain affiliates of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Alex. Brown & Sons Incorporated ("Alex. Brown"), who are acting as representatives for the underwriters in connection with the Offering, are, have been and after the Offering will continue to be clients of the Company. Affiliates of DLJ and Alex. Brown paid $313,767 and $57,500, respectively, in subscription fees to the Company in the fiscal year ended August 31, 1995. Certain of the other underwriters who will participate in the Offering or their affiliates may also be clients of the Company.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, $.01 par value per share, and 40,000,000 shares of Common Stock, $.01 par value per share. After the Offering there will be no shares of Preferred Stock and 9,526,300 shares of Common Stock outstanding. In addition, 1,451,000 shares of Common Stock are reserved for issuance upon the exercise of existing options granted under the Company's 1994 Stock Option Plan. After the offering, the Selling Stockholders will hold 4,409,100 shares, or 46.3%, of the outstanding Common Stock (3,940,350 shares, or 41.4%, if the Underwriters' over-allotment option is exercised in full). See "Risk Factors--Control by Selling Stockholders" and "Principal and Selling Stockholders." In addition, 950,000 shares will be reserved for issuance in connection with options that may be granted under the Company's 1996 Stock Option Plan. Holders of Common Stock are entitled to one vote per share.


COMMON STOCK

    DIVIDENDS

    Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company. Under the Delaware General Corporation Law, the Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. Under the Delaware General Corporation Law, surplus is defined as the excess, if any, at any given time, of the net assets of the Company over the amount determined to be capital. Capital represents the aggregate par value of the Company's capital stock. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. The Company does not presently intend to pay any dividends on the Common Stock in the foreseeable future.

  OTHER PROVISIONS

    There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of the Offerings will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK


    The Board of Directors has the authority to issue 10,000,000 shares of preferred stock in one or more series and to fix the preferences, limitations and relative rights of the shares of each such series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common stock or adversely affect the rights and powers, including voting rights, of the holder of Common Stock.


RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS: CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Restated Certificate of Incorporation and the By-laws may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. See "Risk Factors--Certain Anti-Takeover Provisions." The Company believes that such provisions are necessary to enable the Company to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its stockholders. These provisions are summarized in the following paragraphs.

  CLASSIFIED BOARD

    The Restated Certificate of Incorporation and the By-laws provide that the Board of Directors will be divided into three classes of directors, each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a full three year term.

  NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; VACANCIES

    The By-laws provide that the number of directors of the Company shall be a number between three and 15 which shall be fixed by resolution adopted by two thirds of the entire Board of Directors. The Restated Certificate of Incorporation and the By-laws also provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of the Company then entitled to vote generally in the election of directors, voting as a single voting group at a meeting of the stockholders called and held for that purpose.

  ACTION BY WRITTEN CONSENT

    The Restated Certificate of Incorporation and the By-laws provide that an action required or permitted to be taken at an annual or special meeting of shareholders may be taken with the written consent, setting forth the action so taken, signed by the holders of at least 80% of the outstanding shares entitled to vote thereon.

  SPECIAL MEETING OF STOCKHOLDERS

    The By-laws provide that special meetings of shareholders may be called only by the Chairman of the Board, the President of the Company or a majority of the Board.

  SUPERMAJORITY VOTING

    The Restated Certificate of Incorporation and the By-laws require the approval of the holders of at least 80% of the voting power of all of the shares entitled to vote to alter, amend, repeal or adopt any provision inconsistent with or limiting the effect of provisions of certain enumerated anti-takeover provisions in the Restated Certificate of Incorporation and By-laws. The Board of Directors may amend, supplement or repeal the By-laws at any time, except as limited by law.

  AUTHORIZED BUT UNISSUED PREFERRED STOCK


    The Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. Currently, the Board of Directors has the authority to issue 10,000,000 such shares of preferred stock in one or more series and to fix the preferences, limitations and relative rights of the shares of each such series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including the voting rights, of the holders of Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any preferred stock.


DELAWARE GENERAL CORPORATION LAW

    Certain transactions with the Company may be subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain "business combinations" between an "interested stockholder" and a corporation for three years after a stockholder becomes interested, unless one of the statute's exceptions applies. Section 203(c)(5) defines an interested stockholder as a person, broadly defined to include a group, who owns at least 15% of a company's outstanding voting stock. The statute defines business combinations expansively to include any merger or consolidation of, with, or caused by the interested stockholder. Section 203(a) provides three exceptions to the business combination prohibition. First, there is no constraint if the interested stockholder obtains prior board approval for the business combination or the transaction resulting in ownership of 15% of the target's voting stock. Second, the statute does not apply if, in completing the transaction that crosses the 15% threshold, the stockholder becomes the owner of 85% of the corporation's voting stock outstanding as of the time the transaction commenced. Any shares owned by directors who are officers, and shares owned by certain stock option plans are excluded from the calculation. This exception applies most particularly to a tender offeror who has less than 15% of the target's stock and receives tenders that satisfy the 85% requirement. Finally, the statute does not apply if the interested stockholder's business combination is approved by the board of directors and affirmed by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


LISTING


    The Common Stock has been approved for listing on the NYSE under the symbol "FDS."


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the Common Stock is The Bank of New
York.


                        SHARES ELIGIBLE FOR FUTURE SALE

    The shares of Common Stock sold in the Offering will be freely tradable without restriction under the Securities Act.

    The shares of Common Stock that will continue to be held by the Selling Stockholders, certain executive officers of the Company and the Company ESOP after the Offering constitute "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144") and will be eligible for sale in the open market after the Offering, subject to the applicable requirements of Rule 144 described below. Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares of Common Stock for at least two years will be entitled to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of Common Stock, or (2) the average weekly trading volume in the Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. A person who has beneficially owned "restricted" shares of Common Stock for at least three years (other than affiliates) can freely trade such shares without restriction under the Securities Act. The SEC has proposed to reduce the holding period requirements of Rule 144 to permit sales in accordance with such rule after two years and one year, respectively, as opposed to the three year and two year periods currently permitted, as referenced above.


    The Selling Stockholders will be able to cause the Company to register Common Stock owned by them under the Securities Act pursuant to the Registration Agreement described above under "Certain Transaction and Relationships," in which event the Selling Stockholders will be able to sell such shares upon the effectiveness of any such registration. The Selling Stockholders, the Company, the ESOP and certain executive officers and key personnel of the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock, in the open market or otherwise, without the prior consent of DLJ.

                                  UNDERWRITING


    Subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Alex. Brown & Sons Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Selling Stockholders an aggregate of 3,125,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                                                                   NUMBER OF
    UNDERWRITERS                                                    SHARES
    ------------                                                   ---------
Donaldson, Lufkin & Jenrette Securities Corporation.............
Alex. Brown & Sons Incorporated.................................

                                                                   ---------
      Total.....................................................   3,125,000
                                                                   ---------
                                                                   ---------


    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.


    Prior to the Offering, there has been no established trading market for the Common Stock. The initial price to the public for the shares of Common Stock offered hereby will be determined by negotiation among the Selling Stockholders and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.


    The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Underwriters have advised the Company and the Selling Stockholders that they propose to offer the shares of Common Stock to the public initially at a price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a
concession not to exceed $         per share. The Underwriters may allow, and
such dealers may reallow, discounts not in excess of $         per share to any
other Underwriter and certain other dealers.


    The Selling Stockholders have granted to the Underwriters an option to purchase up to an aggregate of 468,750 additional shares of Common Stock, at the initial public offering price net of underwriting discounts and commissions, solely to cover over-allotments. Such option may be exercised at any time within 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    At the request of the Company, the Underwriters have reserved 100,000 shares of Common Stock for sale to employees of the Company at the public offering price set forth on the cover page of this Prospectus. Any shares not so purchased will be offered to the public at such price.



    Subject to certain exceptions, the Selling Stockholders, the Company, the ESOP and certain executive officers and key personnel of the Company have agreed not to sell any shares of Common Stock (except for the shares offered hereby) for a period of either 180 days after the date of this Prospectus without the prior written consent of DLJ. See "Shares Eligible for Future Sale."



    Certain affiliates of DLJ and Alex. Brown are, have been and after the Offering will continue to be clients of the Company. Affiliates of DLJ and Alex. Brown paid $313,767 and $57,500, respectively, in subscription fees to the Company in the fiscal year ended August 31, 1995. Certain of the other underwriters who will participate in the Offering or their affiliates may also be clients of the Company.


                                 LEGAL MATTERS

    The validity of the shares of Common Stock will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

    The consolidated financial statements as of August 31, 1994 and 1995 and for each of the three years in the period ended August 31, 1995 and as of February 28, 1995 and February 29, 1996 and for each of the six month periods then ended, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, appearing elsewhere herein, given upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION


    The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. While all material terms of the Company's material contracts and agreements are summarized in this Prospectus, statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS
                         FACTSET RESEARCH SYSTEMS INC.

Report of Price Waterhouse LLP, Independent Accountants..............   F-2
Consolidated Statement of Financial Condition........................   F-3
Consolidated Statement of Income.....................................   F-4
Consolidated Statement of Changes in Stockholders' Equity............   F-5
Consolidated Statement of Cash Flows.................................   F-6
Notes to Consolidated Financial Statements...........................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
FactSet Research Systems Inc.

    In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of income, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of FactSet Research Systems Inc. and its subsidiaries at August 31, 1994 and 1995, and February 29, 1996, and the results of their operations and their cash flows for each of the three years ended August 31, 1993, 1994 and 1995 and each of the six month periods ended February 28, 1995 and February 29, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP


New York, New York
April 26, 1996, except as to Note 2
which is as of June 4, 1996

                         FACTSET RESEARCH SYSTEMS INC.
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                       AUGUST 31,     AUGUST 31,     FEBRUARY 29,
                                                          1994           1995            1996
                                                       -----------    -----------    ------------
 ASSETS

Current assets
  Cash and cash equivalents.........................   $ 5,264,792    $11,587,919    $ 10,350,216
  Investments.......................................     2,274,698      1,136,723       1,270,926
  Receivable from clients and clearing brokers......     3,659,048      4,101,945       4,589,763
  Receivable from officers and employees............     3,771,038      4,182,116       4,163,728
  Prepaid expenses..................................        29,802        131,922         196,735
  Prepaid taxes.....................................       131,425              -       1,288,204
  Deferred taxes....................................     1,426,085      1,599,892       1,294,286
  Other assets......................................         8,862              -         100,206
                                                       -----------    -----------    ------------
      Total current assets..........................    16,565,750     22,740,517      23,254,064
Furniture, equipment and leasehold improvements,
net.................................................     5,264,635      4,945,947       6,140,686
Deferred taxes......................................       329,900        379,442         361,395
Other assets........................................       185,060        597,450         974,751
                                                       -----------    -----------    ------------
      TOTAL ASSETS..................................   $22,345,345    $28,663,356    $ 30,730,896
                                                       -----------    -----------    ------------
                                                       -----------    -----------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and accrued expenses.............   $ 1,552,734    $ 1,628,908    $  1,867,223
  Accrued compensation payable......................       425,000        980,000         505,000
  Accrued ESOP contribution.........................       400,000        480,000         290,000
  Deferred fees and commissions.....................     3,333,018      2,850,847       2,550,956
  Current taxes payable.............................             -        768,420               -
  Deferred rent.....................................       110,178        118,219         118,219
                                                       -----------    -----------    ------------
      Total current liabilities.....................     5,820,930      6,826,394       5,331,398
Deferred taxes......................................             -              -          35,412
Deferred rent.......................................       491,348        464,202         397,581
                                                       -----------    -----------    ------------
      TOTAL LIABILITIES.............................     6,312,278      7,290,596       5,764,391
                                                       -----------    -----------    ------------
Commitments (Note 10)
Stockholders' equity
  Preferred stock, par value $.01--10,000,000 shares
authorized, none issued.............................
  Common stock, par value $.01--40,000,000 shares
    authorized; 9,385,000, 9,479,788 and 9,578,088
    shares issued; and 9,337,600, 9,428,552 and
    9,526,300 shares outstanding at August 31, 1994,
    August 31, 1995 and February 29, 1996,
respectively........................................        93,850         94,798          95,781
  Capital in excess of par value....................       836,150      1,235,202       1,730,419
  Retained earnings.................................    15,249,036     20,187,802      23,209,862
  Unrealized gain on investments, net of taxes......             -         16,538          94,344
                                                       -----------    -----------    ------------
                                                        16,179,036     21,534,340      25,130,406
  Treasury stock--47,400, 51,236 and 51,788 shares
    at August 31, 1994, August 31, 1995 and February
29, 1996, respectively, at cost.....................       145,969        161,580         163,901
                                                       -----------    -----------    ------------
      TOTAL STOCKHOLDERS' EQUITY....................    16,033,067     21,372,760      24,966,505
                                                       -----------    -----------    ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....   $22,345,345    $28,663,356    $ 30,730,896
                                                       -----------    -----------    ------------
                                                       -----------    -----------    ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                         FACTSET RESEARCH SYSTEMS INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                       FOR THE YEARS ENDED                 FOR THE SIX MONTHS ENDED
                            -----------------------------------------    ----------------------------
                            AUGUST 31,     AUGUST 31,     AUGUST 31,     FEBRUARY 28,    FEBRUARY 29,
                               1993           1994           1995            1995            1996
                            -----------    -----------    -----------    ------------    ------------
SUBSCRIPTION REVENUE
  Commissions............   $15,992,099    $17,744,572    $21,558,829    $ 10,698,714    $ 11,240,771
  Fees...................     7,952,523     11,274,444     14,628,903       6,898,413       9,457,368
                            -----------    -----------    -----------    ------------    ------------
                             23,944,622     29,019,016     36,187,732      17,597,127      20,698,139
                            -----------    -----------    -----------    ------------    ------------
EXPENSES
  Employee compensation
and benefits.............     6,667,070     11,115,311     11,027,318       5,377,179       6,461,570
  Clearing fees..........     3,158,066      3,421,863      4,270,126       2,097,660       2,111,892
  Data costs.............     2,325,818      2,443,297      3,070,588       1,510,467       1,605,365
  Communication costs....     1,320,568      2,029,466      2,431,463       1,226,746       1,428,703
  Computer equipment.....     1,582,455      2,296,777      2,195,256       1,085,312       1,290,313
  Occupancy..............     1,615,757      1,898,391      2,052,009         976,799       1,119,901
  Promotional costs......     1,384,128      1,384,217      1,870,218         823,707         999,850
  Other expenses.........       939,541        986,592      1,171,254         485,981         823,786
                            -----------    -----------    -----------    ------------    ------------
    TOTAL EXPENSES.......    18,993,403     25,575,914     28,088,232      13,583,851      15,841,380
                            -----------    -----------    -----------    ------------    ------------
    OPERATING INCOME.....     4,951,219      3,443,102      8,099,500       4,013,276       4,856,759
Other income.............       208,445        251,333        570,588         241,138         430,702
                            -----------    -----------    -----------    ------------    ------------
    INCOME BEFORE INCOME
TAXES....................     5,159,664      3,694,435      8,670,088       4,254,414       5,287,461
Income taxes.............     2,281,217      1,747,483      3,731,322       1,809,988       2,265,401
                            -----------    -----------    -----------    ------------    ------------
    NET INCOME...........   $ 2,878,447    $ 1,946,952    $ 4,938,766    $  2,444,426    $  3,022,060
                            -----------    -----------    -----------    ------------    ------------
                            -----------    -----------    -----------    ------------    ------------
Earnings per common
share....................   $      0.31    $      0.21    $      0.48    $       0.25    $       0.28
Weighted average common
  shares used in
  computing earnings per
common share.............     9,269,900      9,341,925     10,253,647       9,843,515      10,755,407


  The accompanying notes are an integral part of these consolidated financial statements.

                         FACTSET RESEARCH SYSTEMS INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED AUGUST 31, 1993, 1994, 1995
                   AND THE SIX MONTHS ENDED FEBRUARY 29, 1996


                                                  CAPITAL IN     UNREALIZED                                            TOTAL
                               COMMON STOCK       EXCESS OF         GAIN         RETAINED       TREASURY STOCK     STOCKHOLDERS'
                             SHARES     AMOUNT    PAR VALUE    ON INVESTMENTS    EARNINGS     SHARES    AMOUNT        EQUITY
                            ---------   -------   ----------   --------------   -----------   ------   ---------   -------------
Balance at August 31,
1992......................  9,300,000   $93,000   $  497,000      $      -      $10,423,637   30,100   $ (83,879)   $ 10,929,758
Net income................          -         -            -             -        2,878,447        -           -       2,878,447
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Balance at August 31,
1993......................  9,300,000    93,000      497,000             -       13,302,084   30,100     (83,879)     13,808,205
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Additional stock issued
for ESOP..................     85,000       850      339,150             -                -        -           -         340,000
Repurchase of common
stock.....................          -         -            -             -                -   17,300     (62,090)        (62,090)
Net income................          -         -            -             -        1,946,952        -           -       1,946,952
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Balance at August 31,
1994......................  9,385,000    93,850      836,150             -       15,249,036   47,400    (145,969)     16,033,067
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Additional stock issued
for ESOP..................     94,788       948      399,052             -                -        -           -         400,000
Repurchase of common
stock.....................          -         -            -             -                -    3,836     (15,611)        (15,611)
Unrealized gain on
investments...............          -         -            -        16,538                -        -           -          16,538
Net income................          -         -            -             -        4,938,766        -           -       4,938,766
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Balance at August 31,
1995......................  9,479,788    94,798    1,235,202        16,538       20,187,802   51,236    (161,580)     21,372,760
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Additional stock issued
for ESOP..................     92,300       923      479,077             -                -        -           -         480,000
Repurchase of common
stock.....................          -         -            -             -                -      552      (2,321)         (2,321)
Exercise of stock
options...................      6,000        60       16,140             -                -        -           -          16,200
Change in net unrealized
 gain on investments......          -         -            -        77,806                -        -           -          77,806
Net income................          -         -            -             -        3,022,060        -           -       3,022,060
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
Balance at February 29,
1996......................  9,578,088   $95,781   $1,730,419      $ 94,344      $23,209,862   51,788   $(163,901)   $ 24,966,505
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------
                            ---------   -------   ----------        ------      -----------   ------   ---------   -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                         FACTSET RESEARCH SYSTEMS INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                FOR THE YEARS ENDED              FOR THE SIX MONTHS ENDED
                                      ---------------------------------------   ---------------------------
                                      AUGUST 31,    AUGUST 31,    AUGUST 31,    FEBRUARY 28,   FEBRUARY 29,
                                         1993          1994          1995           1995           1996
                                      -----------   -----------   -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net income.........................  $ 2,878,447   $ 1,946,952   $ 4,938,766   $  2,444,426   $  3,022,060

 Adjustments to reconcile net income
 to net cash provided by operating
 activities
   Depreciation and amortization....    1,831,317     2,196,421     2,420,830      1,246,307      1,407,106
   Deferred tax expense.............   (1,182,189)     (204,531)     (223,349)      (411,522)       371,537
   (Gain) loss on investments.......           --        98,321       (18,106)            --             --
   (Gain) loss on disposal of
equipment...........................           --       144,855        42,295         42,295       (103,536)
                                      -----------   -----------   -----------   ------------   ------------

   NET INCOME ADJUSTED FOR NON-CASH
ITEMS...............................    3,527,575     4,182,018     7,160,436      3,321,506      4,697,167

 (Increase) decrease in assets:
   Receivable from clients and
clearing brokers....................   (2,278,705)     (225,511)     (442,897)        80,865       (487,818)
   Receivable from officers and
employees...........................   (3,407,638)      279,297      (411,078)      (209,661)        18,388
   Prepaid expenses.................      (18,896)       21,529      (102,120)      (155,033)       (64,813)
   Prepaid taxes....................           --      (131,425)      131,425        131,425     (1,288,204)
   Other assets.....................      (16,087)     (172,439)     (403,528)      (490,374)      (477,507)

 Increase (decrease) in liabilities:
   Accounts payable and accrued
expenses............................      646,269       866,405       556,174        571,192        528,315
   Accrued compensation payable.....      (36,000)      331,000       555,000       (105,000)      (475,000)
   Deferred fees and commissions....    2,775,116       333,497      (482,171)    (1,555,472)      (299,891)
   Current taxes payable............      523,062    (1,481,367)      768,420       (140,180)      (768,420)
   Deferred rent....................      (59,041)      (24,378)      (19,105)       (12,190)       (66,621)
                                      -----------   -----------   -----------   ------------   ------------

   NET CASH PROVIDED BY OPERATING
ACTIVITIES..........................    1,655,655     3,978,626     7,310,556      1,437,078      1,315,596
                                      -----------   -----------   -----------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of investments...........   (1,780,223)   (2,118,142)     (870,595)      (870,595)      (191,689)
 Proceeds from sales or maturities
   of investments...................      746,270       779,076     2,043,215      1,789,794        198,399
 Purchases of furniture, equipment
   and leasehold improvements.......   (3,003,962)   (2,523,689)   (2,314,539)    (1,044,108)    (2,813,888)
 Proceeds from disposal of
equipment...........................           --        72,060       170,101        170,101        240,000
                                      -----------   -----------   -----------   ------------   ------------

   NET CASH PROVIDED BY (USED IN)
    INVESTING ACTIVITIES............   (4,037,915)   (3,790,695)     (971,818)        45,192     (2,567,178)
                                      -----------   -----------   -----------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Repurchase of common stock from
employees...........................           --       (62,090)      (15,611)        (6,203)        (2,321)
 Proceeds from exercise of stock
options.............................           --            --            --             --         16,200
                                      -----------   -----------   -----------   ------------   ------------
   NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES............           --       (62,090)      (15,611)        (6,203)        13,879
                                      -----------   -----------   -----------   ------------   ------------
Net increase (decrease) in cash and
 cash equivalents...................   (2,382,260)      125,841     6,323,127      1,476,067     (1,237,703)
Cash and cash equivalents at
beginning of period.................    7,521,211     5,138,951     5,264,792      5,264,792     11,587,919
                                      -----------   -----------   -----------   ------------   ------------
Cash and cash equivalents at end of
period..............................  $ 5,138,951   $ 5,264,792   $11,587,919   $  6,740,859   $ 10,350,216
                                      -----------   -----------   -----------   ------------   ------------
                                      -----------   -----------   -----------   ------------   ------------

Supplemental disclosures of cash
 flow information
 Cash paid during the period for
income taxes........................  $ 2,962,025   $ 3,563,226   $ 3,067,302   $  1,393,295   $  4,021,658
                                      -----------   -----------   -----------   ------------   ------------
                                      -----------   -----------   -----------   ------------   ------------

Supplemental disclosures of non-cash
 flow information
 Issuance of stock for purchase of
   shares for ESOP..................  $        --   $   340,000   $   400,000   $    400,000   $    480,000
                                      -----------   -----------   -----------   ------------   ------------
                                      -----------   -----------   -----------   ------------   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         FACTSET RESEARCH SYSTEMS INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AUGUST 31, 1994 AND 1995 AND FEBRUARY 29, 1996

1. ORGANIZATION AND NATURE OF BUSINESS


    FactSet Research Systems Inc. (the "Company") provides on-line integrated database services to the financial community. The Company's revenue is derived from subscription charges. Solely at the option of each client, these charges may be paid either in commissions on securities transaction (in which case subscription revenue is recorded as Commissions) or on a cash basis (in which case subscription revenue is recorded as Fees).



    To facilitate the receipt of subscription revenue on a commission basis, the Company's wholly owned subsidiary, FactSet Data Systems Inc. ("FDS"), is a member of the National Association of Securities Dealers, Inc. and is a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934. FDS's only function is to facilitate the receipt of payments in respect of subscription charges and it does not otherwise engage in the securities business.



    Subscription revenue paid in commissions is based on securities transactions introduced and cleared on a fully disclosed basis through two clearing brokers. That is, a client paying subscription charges on a commission basis directs the clearing broker, at the time the client executes a securities transaction, to credit the commission on the transaction to FDS's account.



    As stated above, each client has the option to pay subscription charges either in the form of commissions on securities transactions or on a cash basis, regardless of the nature or amount of the services provided by FactSet to such client. When a client elects to pay subscription charges in the form of commissions, the dollar amount payable is higher than the fee that would be payable for the same services on a cash basis because of the associated clearing fees payable by the Company to the clearing broker on such transactions. However, commissions net of related clearing fees are approximately equal to the fees that would be paid by a client on a cash basis.



    FactSet Pacific Inc. and FactSet Limited are wholly owned subsidiaries of the Company and are U.S. corporations with branches in Tokyo and London, respectively.


    Effective June 12, 1995, the Company changed its name from FactSet Research Corporation.

2. ACCOUNTING POLICIES

    The significant accounting policies of the Company and subsidiaries are summarized below.

FINANCIAL STATEMENT PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany activity and balances have been eliminated from the consolidated financial statements.


    During fiscal 1995, the Company increased the number of shares of common stock authorized from one million to five million, and on December 21, 1994, effected a twenty-five for one stock split. Furthermore, on June 4, 1996, the Company increased the number of shares of common stock authorized from five million to forty million, authorized 10,000,000 shares of Preferred Stock issuable in series and effected a four for one stock split with respect to the Common Stock. In connection with the stock splits, the par value of the common stock was reduced from $1.00 to $.01 per share. For purposes

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACCOUNTING POLICIES--(CONTINUED)

of these financial statements, all common stock and per share amounts have been restated to reflect the stock splits.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION


    Subscription charges are quoted to clients on an annual basis, but are earned as services are provided on a month to month basis. Subscription revenue recorded as commissions and subscription revenue recorded as fees are each recorded as earned each month, based on one-twelfth of the annual subscription charge quoted to each client. Amounts that have been earned but not yet paid through the receipt of commissions on securities transactions or through cash payments are reflected on the consolidated statement of financial condition as receivable from clients. Amounts that have been received through commissions on securities transactions or through cash payments that are in excess of a client's earned subscription revenue are reflected on the consolidated statement of financial condition as deferred fees and commissions.



CLEARING FEES



    When subscription charges are paid on a commission basis, the Company incurs clearing fees, which are the charges imposed by the clearing brokers used to execute and settle trades. Clearing fees for executed transactions are recorded on a trade date basis as securities transactions occur. Clearing fees related to accounts receivable--commissions (a component of receivable from clients) are recorded simultaneously with the related receivable.


CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consists of cash, money-market investments and certificates of deposit with original maturities of three months or less.

INVESTMENTS

    Effective September 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities.

    Investment securities are classified as available-for-sale securities in accordance with SFAS 115 and are reported at market value or fair value as determined by management. Unrealized gains and losses on available-for-sale securities are recognized as a separate component of stockholders' equity.

    Prior to the adoption of SFAS 115, investment securities were recorded at lower of cost or market.

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACCOUNTING POLICIES--(CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments on the statement of financial condition approximates fair value as determined by management of the Company.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS


    Depreciation of computers and related equipment acquired before September 1, 1994 is computed using the double declining balance method over estimated useful lives of five years. Computer and related equipment acquired after September 1, 1994 is provided on a straight-line basis over estimated useful lives of three years. Depreciation of furniture and fixtures is computed using the double declining balance method over estimated useful lives of five years. Leasehold improvements are amortized on a straight-line basis over the terms of the related leases or estimated useful lives of the improvements, whichever period is shorter.


EARNINGS PER SHARE

    The computation of earnings per share in each year is based on the weighted average number of shares outstanding. The weighted average number of shares outstanding includes shares issued to the ESOP at the date authorized by the Board of Directors. Stock options are included as share equivalents using the treasury stock method.

3. RECEIVABLE FROM CLIENTS AND CLEARING BROKERS

    Receivable from clients and clearing brokers consists of the following:

                                                          AUGUST 31,    AUGUST 31,    FEBRUARY 29,
                                                             1994          1995           1996
                                                          ----------    ----------    ------------
Accounts receivable--fees..............................   $1,166,523    $1,207,240     $ 2,362,907
Accounts receivable--commissions.......................    1,829,496     2,364,529       1,756,856
Receivable from clearing brokers.......................      663,029       530,176         470,000
                                                          ----------    ----------    ------------
                                                          $3,659,048    $4,101,945     $ 4,589,763
                                                          ----------    ----------    ------------
                                                          ----------    ----------    ------------

    Accounts receivable--fees and accounts receivable--commissions are reflected net of aggregate allowances for doubtful accounts of $0, $250,000 and $250,000, respectively, at August 31, 1994, August 31, 1995 and February 29, 1996.

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. INVESTMENTS

    Investments, classified as available-for-sale securities, consist of the following:


                                                                                          GROSS
                                                               COST                     UNREALIZED
                                                              BASIS       FAIR VALUE      GAINS
                                                            ----------    ----------    ----------
AT AUGUST 31, 1995
Time deposits with bank, due 12/7/95.....................   $  110,869    $  110,869     $       -
Investment limited partnership...........................      912,767       941,781        29,014
Investment in treasury bills, due 12/14/95...............       84,073        84,073             -
                                                            ----------    ----------    ----------
                                                            $1,107,709    $1,136,723     $  29,014
                                                            ----------    ----------    ----------
                                                            ----------    ----------    ----------
AT FEBRUARY 29, 1996
Time deposits with bank, due 12/7/96.....................   $  113,772    $  113,772     $       -
Investment limited partnership...........................      912,767     1,078,286       165,519
Investment in treasury bills, due 12/14/96...............       78,868        78,868             -
                                                            ----------    ----------    ----------
                                                            $1,105,407    $1,270,926     $ 165,519
                                                            ----------    ----------    ----------
                                                            ----------    ----------    ----------


    The investment limited partnership invests primarily in convertible bonds and preferred stocks.

    At August 31, 1995 and February 29, 1996, there were net unrealized gains of $16,538 and $94,344 after related deferred income taxes of $12,476 and $71,175, respectively, which are included as a separate valuation component of stockholders' equity.

    Investments at August 31, 1994, which were recorded at lower of cost or market, are as follows:

Time deposits with bank, due 12/7/94...........................   $  216,992
Investment limited partnership.................................      912,767
Investment in municipal bond portfolio.........................    1,066,015
Investment in treasury bills, due 12/19/94.....................       78,924
                                                                  ----------
                                                                  $2,274,698
                                                                  ----------
                                                                  ----------

5. RECEIVABLE FROM OFFICERS AND EMPLOYEES

    Receivable from officers and employees consists of the following interest bearing and noninterest-bearing promissory notes and advances to officers and employees of the Company:

                                                          AUGUST 31,    AUGUST 31,    FEBRUARY 29,
                                                             1994          1995           1996
                                                          ----------    ----------    ------------
5.8% promissory note from principal stockholder........   $3,250,000    $3,250,000     $ 3,250,000
Noninterest-bearing advances to principal
stockholder............................................      423,488       626,703         596,703
Noninterest-bearing promissory demand notes and
advances to employees..................................       97,550       305,413         317,025
                                                          ----------    ----------    ------------
                                                          $3,771,038    $4,182,116     $ 4,163,728
                                                          ----------    ----------    ------------
                                                          ----------    ----------    ------------

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. RECEIVABLE FROM OFFICERS AND EMPLOYEES--(CONTINUED)
    The notes and advances outstanding to the principal stockholder are expected to be paid in full promptly following the completion of a public offering of a portion of the common stock owned by such stockholder from a portion of the proceeds thereof.

6. FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements consist of the following:

                                                       AUGUST 31,         AUGUST 31,       FEBRUARY 29,
                                                          1994               1995              1996
                                                     ---------------    ---------------    ------------
Computers and related equipment...................     $ 9,063,394        $ 9,877,855      $ 11,859,249
Leasehold improvements............................       2,363,600          2,499,217         2,538,738
Furniture, fixtures and other.....................       2,506,053          2,773,740         2,890,509
                                                     ---------------    ---------------    ------------
                                                        13,933,047         15,150,812        17,288,496
Less--Accumulated depreciation and amortization...      (8,668,412)       (10,204,865)      (11,147,810)
                                                     ---------------    ---------------    ------------
                                                       $ 5,264,635        $ 4,945,947      $  6,140,686
                                                     ---------------    ---------------    ------------
                                                     ---------------    ---------------    ------------

7. DEFERRED FEES AND COMMISSIONS

    Deferred fees and commissions consist of the following:

                                                          AUGUST 31,    AUGUST 31,    FEBRUARY 29,
                                                             1994          1995           1996
                                                          ----------    ----------    ------------
Deferred fees..........................................   $  415,657    $  568,129     $   487,886
Deferred commissions...................................    2,917,361     2,282,718       2,063,070
                                                          ----------    ----------    ------------
                                                          $3,333,018    $2,850,847     $ 2,550,956
                                                          ----------    ----------    ------------
                                                          ----------    ----------    ------------

8. INCOME TAXES

    The provision for income taxes was as follows:

                                           FOR THE YEARS ENDED                FOR THE SIX MONTHS ENDED
                                  --------------------------------------    ----------------------------
                                  AUGUST 31,    AUGUST 31,    AUGUST 31,    FEBRUARY 28,    FEBRUARY 29,
                                     1993          1994          1995           1995            1996
                                  ----------    ----------    ----------    ------------    ------------
Current tax expense
  U.S. federal.................   $2,385,239    $1,330,515    $2,788,446     $   954,371     $ 1,382,210
  State and local..............    1,078,167       621,499     1,178,701         422,935         582,825
                                  ----------    ----------    ----------    ------------    ------------
Total current..................    3,463,406     1,952,014     3,967,147       1,377,306       1,965,035
                                  ----------    ----------    ----------    ------------    ------------
Deferred tax expense (benefit)
  U.S. federal.................     (829,059)     (147,877)     (173,007)        296,149         208,526
  State and local..............     (353,130)      (56,654)      (62,818)        136,533          91,840
                                  ----------    ----------    ----------    ------------    ------------
Total deferred.................   (1,182,189)     (204,531)     (235,825)        432,682         300,366
                                  ----------    ----------    ----------    ------------    ------------
Total provision................   $2,281,217    $1,747,483    $3,731,322     $ 1,809,988     $ 2,265,401
                                  ----------    ----------    ----------    ------------    ------------
                                  ----------    ----------    ----------    ------------    ------------

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. INCOME TAXES--(CONTINUED)
    Deferred tax assets (liabilities) are comprised of the following:

                                                          AUGUST 31,    AUGUST 31,    FEBRUARY 29,
                                                             1994          1995           1996
                                                          ----------    ----------    ------------

Deferred tax assets:
  Current:
    Deferred commission income.........................   $1,248,240    $  953,341     $   873,770
    Deferred fee income................................      177,845       237,270         206,634
    Accrued bonuses....................................            -       409,281         213,882
                                                          ----------    ----------    ------------
      Total current deferred taxes.....................    1,426,085     1,599,892       1,294,286
                                                          ----------    ----------    ------------
  Noncurrent:
    Depreciation/amortization..........................      224,502       236,837         261,357
    Deferred rent......................................       95,441       113,495         100,038
    Other..............................................        9,957        29,110               -
                                                          ----------    ----------    ------------
      Total noncurrent deferred taxes..................      329,900       379,442         361,395
                                                          ----------    ----------    ------------
Gross deferred tax assets..............................    1,755,985     1,979,334       1,655,681
                                                          ----------    ----------    ------------
Deferred tax liabilities:
  Other................................................            -             -         (35,412)
                                                          ----------    ----------    ------------
Deferred tax assets valuation allowance................            -             -               -
                                                          ----------    ----------    ------------
                                                          $1,755,985    $1,979,334     $ 1,620,269
                                                          ----------    ----------    ------------
                                                          ----------    ----------    ------------

    The provisions for income taxes differ from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                           FOR THE YEARS ENDED                FOR THE SIX MONTHS ENDED
                                  --------------------------------------    ----------------------------
                                  AUGUST 31,    AUGUST 31,    AUGUST 31,    FEBRUARY 28,    FEBRUARY 29,
                                     1993          1994          1995           1995            1996
                                  ----------    ----------    ----------    ------------    ------------

Tax at statutory U.S. tax
rates..........................   $1,754,286    $1,256,108    $2,947,830     $ 1,446,501     $ 1,797,736
Increase (decrease) in taxes
resulting from:
  State and local taxes, net...      478,525       372,798       736,483         369,249         445,279
  Other........................       48,406       118,577        47,009          (5,762)         22,386
                                  ----------    ----------    ----------    ------------    ------------
Tax at effective tax rates.....   $2,281,217    $1,747,483    $3,731,322     $ 1,809,988     $ 2,265,401
                                  ----------    ----------    ----------    ------------    ------------
                                  ----------    ----------    ----------    ------------    ------------

9. NET CAPITAL

    As a registered broker-dealer, FDS is subject to Rule 15c3-1 under the Securities Exchange Act of 1934, which requires that FDS maintain minimum net capital equal to the greater of $5,000 or 6.67% of aggregate indebtedness and a ratio of aggregate indebtedness to net capital of not more than 15 to 1. FDS may be prohibited from paying cash dividends to the Company if such dividends would result in its net capital falling below the minimum requirement or its ratio of aggregate indebtedness to net capital exceeding 15 to 1.

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. NET CAPITAL--(CONTINUED)
    At all times during the periods presented, FDS had net capital in excess of its minimum net capital requirements. At February 29, 1996, FDS had net capital of $2,104,657, which was $1,788,716 in excess of its minimum net capital requirement of $315,941. The ratio of aggregate indebtedness to net capital was
2.25 to 1.

10. COMMITMENTS

    The Company leases office space in Greenwich, Connecticut under a lease agreement which expires in August 2000 and which contains certain escalation clauses. The Company is required to pay minimum annual rental of $1,186,866 through the end of the lease. The total minimum rental payments associated with the lease are being recorded as occupancy costs on a straight-line basis over the period commencing with the occupancy of the premises in August 1990 through the end of the lease. Deferred rent at August 31, 1994, August 31, 1995 and February 29, 1996 includes $228,728, $271,756, and $236,202, respectively, for recorded occupancy expenses which will be paid in future years.

    The cost of certain leasehold improvements, above and beyond normal improvements, was reimbursed to the Company by the lessor. These leasehold improvements are included in deferred rent and are being amortized to occupancy costs on a straight-line basis over the term of the lease. The unamortized balance of such leasehold improvements was $372,798, $310,665 and $279,598 at August 31, 1994, August 31, 1995 and February 29, 1996, respectively.

    The Company, through its subsidiaries, has lease agreements for other office space which expire at various dates through the period ended December 2003.

    At February 29, 1996, the Company's lease commitments for office space under leases having noncancelable lease terms in excess of one year provide for the following minimum annual rentals:

For the six months ending August 31, 1996......................................   $ 1,068,783
For the years ending August 31,
  1997.........................................................................     1,517,152
  1998.........................................................................     1,474,000
  1999.........................................................................     1,481,891
  2000.........................................................................     1,379,025
  Thereafter...................................................................       606,484
                                                                                  -----------
  Minimum lease payments.......................................................   $ 7,527,335
                                                                                  -----------
                                                                                  -----------

    At February 29, 1996, the Company has standby letters of credit aggregating approximately $261,916, which serve as security deposits for leased premises.

11. EMPLOYEE STOCK OWNERSHIP PLAN

    The Company sponsors an Employee Stock Ownership Plan (the "Plan" or "ESOP"). The Company may make optional annual contributions for the benefit of participating employees in such amount or amounts as designated by the Board of Directors. The Company made contributions in the amounts of $340,000, $400,000 and $480,000 for the years ended August 31, 1993, 1994 and 1995, respectively. Such contributions are recorded in compensation expense and accrued liabilities at the

                         FACTSET RESEARCH SYSTEMS INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. EMPLOYEE STOCK OWNERSHIP PLAN--(CONTINUED) time they are authorized; issuance of the related shares occurs shortly thereafter, generally in the following fiscal year. The principal stockholders of the Company are the Trustees of the Plan.


    Employees of the Company and its subsidiaries who have performed at least 1,000 hours of service during the year are generally able to participate in the Plan. The Company contribution allocated to an individual account begins to vest upon completion of the employee's third year of service at the rate of 20% each successive year of service. Forfeited non-vested interests in the Plan are allocated to the other participants' accounts.



    The Plan owned 607,000, 696,024, and 787,824 shares of the Company's common stock at August 31, 1994, August 31, 1995 and February 29, 1996, respectively.


    The consolidated statement of financial condition at February 29, 1996 includes an accrual of $290,000 for the proportional estimate of a contribution for the current fiscal year. Any such contribution is subject to approval of the Board of Directors.

12. STOCK OPTION PLAN


    The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors on December 21, 1994 and approved by the Company's stockholders on December 22, 1994. Under the 1994 Plan, effective January 3, 1995 incentive stock options ("ISOs") and non-qualified stock options to purchase up to 1,481,000 shares of common stock at prices which range from $2.50 to $2.70 per share have been granted to employees of the Company. Options granted under the 1994 Plan expire not more than 10 years from the date of grant and, in most cases, vest at a rate of 20% per year beginning one year after the grant date.


    The 1994 Plan is administered by the Compensation Committee of the Board of Directors. Options granted under the plan are not transferrable or assignable other than by will or the laws of decent and distribution and may be exercised, during the grantee's lifetime, only by the grantee.


    As of August 31, 1995, no options had been exercised under the 1994 Plan. During the six months ended February 29, 1996, options representing 6,000 shares of common stock were exercised, at which time unvested options representing 24,000 shares of common stock were forfeited. At February 29, 1996, options to purchase up to 1,451,000 shares remained outstanding.


13. OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, securities transactions of customers of FDS are introduced and cleared through correspondent brokers. Pursuant to agreements between FDS and its correspondent brokers, the correspondents have the right to charge FDS for unsecured losses that result from a customer's failure to complete such transactions. The Company seeks to control the credit risk of nonperformance by its customers by evaluating the creditworthiness of its customers and by reviewing their trading activity on a periodic basis.

    Receivable from clearing brokers represents a concentration of credit risk and relates to securities transactions cleared through two correspondent brokers.

- -------------------------------------------    ---------------------------------
- -------------------------------------------    ---------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY                          3,125,000 SHARES
REPRESENTATION IN CONNECTION WITH THIS
OFFERING BEING MADE HEREBY NOT CONTAINED
IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY, THE
UNDERWRITERS OR ANY OTHER PERSON. THIS                  FACTSET RESEARCH
PROSPECTUS DOES NOT CONSTITUTE                            SYSTEMS INC.
AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OFFERED
HEREBY IN ANY JURISDICTION IN WHICH IT IS
UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH JURISDICTION.
NEITHER THE DELIVERY OF THIS PROSPECTUS                  COMMON STOCK
NOR ANY SALE MADE HEREUNDER SHALL UNDER
ANY CIRCUMSTANCES CREATE AN IMPLICATION
THAT INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE
DATE HEREOF.


        -------------------
         TABLE OF CONTENTS

                                    PAGE
                                    ----                [FACTSET LOGO]
Prospectus Summary..................  3
Risk Factors........................  8
The Company......................... 12
Dividend Policy..................... 12
Dilution............................ 13
Capitalization...................... 14
Use of Proceeds..................... 14                 ----------------
Selected Historical Consolidated
  Financial Information............. 15                    PROSPECTUS
Management's Discussion and Analysis
  of Financial Condition and Results                    ----------------
   of Operations.................... 17

Business............................ 26
Management.......................... 41
Principal and Selling Stockholders.. 47        DONALDSON, LUFKIN & JENRETTE
Certain Transactions and                         SECURITIES CORPORATION
 Relationships...................... 48
Description of Capital Stock........ 49
Shares Eligible for Future Sale..... 51
Underwriting........................ 52
Legal Matters....................... 53            ALEX. BROWN & SONS
Experts............................. 53               INCORPORATED
Available Information............... 53
Index to Financial Statements....... F-1


    UNTIL             , 1996 (25 DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT                      , 1996
PARTICIPATING IN THIS DISTRIBUTION, MAY
BE REQUIRED TO DELIVER A PROSPECTUS. THIS
IS IN ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
- ------------------------------------------     ---------------------------------
- ------------------------------------------     ---------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses incurred in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee, the listing fee and the NASD filing fee.


Commission registration fee.....................................   $ 20,690
NASD filing fee.................................................      6,500
NYSE listing fee................................................    102,100
Blue sky fees and expenses......................................     20,000
Transfer agent and registrar fees and expenses..................      7,500
Accounting fees and expenses....................................    185,000
Legal fees and expenses.........................................    350,000
Printing and engraving expenses.................................    175,000
Miscellaneous expenses..........................................      3,210
                                                                   --------
      Total.....................................................   $870,000
                                                                   --------
                                                                   --------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides that under certain circumstances a corporation may indemnify any person who or is a party or is threatened to be made a party any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The Certificate and By-laws of the registrant provide that (a) the registrant shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer or employee of the registrant serving at its request as a director, officer, employee, trustee or agent of another enterprise and (b) the registrant shall pay the expenses, including attorney's fees, incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount by the registrant. The Certificate of Incorporation also provides that, to the extent permitted by law, the directors of the registrant shall have no liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

    The Company intends to purchase policies of insurance under which the registrant's directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

    The form of Underwriting Agreement filed a Exhibit 1.1 provides for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    In February 1996, the Company sold 1,500 shares of Common Stock to John S. Gross, the Company's former Chief Financial Officer, upon his exercise of employee stock options granted pursuant to the Company's 1994 Stock Option Plan. Such sale was not registered under the Securities Act of 1933 (the "Act") in reliance upon the exemption from registration contained in Section 3(b) of the Act and Rule 701 promulgated thereunder.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


  1.1  Form of Underwriting Agreement
  3.1  Restated Certificate of Incorporation
  3.2  By-laws
  4.1  Form of Certificate for Common Stock*
  5.1  Opinion of Cravath, Swaine & Moore*
 10.1  Form of Registration Rights Agreement among the Company, Howard E. Wille and Charles
       J. Snyder
 10.2  Form of Employment Agreement between the Company and Howard E. Wille and the Company and Charles J. Snyder
 10.3  Letter Agreement between the Company and Ernest S. Wong
 10.4  Company Employee Stock Ownership Plan
 10.5  1994 Stock Option Plan
 10.6  Form of Stock Option Agreement under 1994 Stock Option Plan
 10.7  Form of 1996 Stock Option Plan
 21.1  Subsidiaries of the Company**
 23.1  Consent of Price Waterhouse LLP
 23.2  Consent of Cravath, Swaine & Moore (appears in Exhibit 5.1)*
 24.1  Powers of Attorney**


- ------------

 * To be filed by amendment


** Filed previously.


ITEM 17. UNDERTAKINGS

    (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by a final adjudication of such issue.

    (3) The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on June 4, 1996.


                                          FACTSET RESEARCH SYSTEMS INC.


                                          By:         /s/ HOWARD E. WILLE
                                              ..................................
                                                       Howard E. Wille
                                             Chairman of the Board of Directors
                                                  and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURES                               TITLES                         DATES
- ------------------------------------  --------------------------------------   -----------------
        /s/ HOWARD E. WILLE           Chairman of the Board of Directors and        June 4, 1996
 ....................................    Chief Executive Officer (Principal
          Howard E. Wille               Executive Officer)

                 *                    President and Director                       June   , 1996
 ....................................
         Charles J. Snyder

         /s/ ERNEST S. WONG           Chief Financial Officer (Principal            June 4, 1996
 ....................................    Accounting Officer)
           Ernest S. Wong

                 *                    Director                                     June   , 1996
 ....................................
        Joseph E. Laird, Jr.




* By:  /s/ HOWARD E. WILLE
      .............................
           Howard E. Wille
           Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                  DESCRIPTION                                   PAGE
- -----------                                  -----------                                   ----
     1.1      Form of Underwriting Agreement
     3.1      Restated Certificate of Incorporation
     3.2      By-laws
     4.1      Form of Certificate for Common Stock*
     5.1      Opinion of Cravath, Swaine & Moore*
    10.1      Form of Registration Rights Agreement among the Company, Howard E. Wille and Charles J. Snyder
    10.2      Form of Employment Agreement between the Company and Howard E. Wille and the Company and Charles J. Snyder
    10.3      Letter Agreement between the Company and Ernest S. Wong
    10.4      Company Employee Stock Ownership Plan
    10.5      1994 Stock Option Plan
    10.6      Form of Stock Option Agreement under 1994 Stock Option Plan
    10.7      Form of 1996 Stock Option Plan
    21.1      Subsidiaries of the Company**
    23.1      Consent of Price Waterhouse LLP
    23.2      Consent of Cravath, Swaine & Moore (appears in Exhibit 5.1)*
    24.1      Powers of Attorney**


- ------------

 * To be filed by amendment


** Filed previously.